10.1 AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the "Agreement") is made as of April 11, 2003, by and among TRANSAMERICA COMMERCIAL FINANCE CORPORATION (the "Lender"), ZONES, INC. ("Borrower 1") and Corporate PC Source, Inc. (“Borrower 2”) (Borrower 1 and Borrower 2 shall hereinafter be individually referred to as a “Borrower” and collectively, as the “Borrowers”).

PREAMBLE

Pursuant to that certain Loan and Security Agreement dated as of November 26, 2002, by and between Lender and Borrower 1 (the “Original Agreement”), Lender provided certain financing (the “Original Financing”) to Borrower 1. On March 31, 2003 Borrower 1 acquired all classes of stock in and to Borrower 2. Borrowers have requested Lender to modify the Original Financing to provide for financing of Borrower 1 and Borrower 2. Lender has agreed to do so, so long as, among other things, the Original Agreement and the Original Financing are amended and restated by this Agreement.

Now, therefore, in consideration of the premises that are incorporated herein by this reference as an integral part of this Agreement and the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE ONE. DEFINITIONS

SECTION 1.1. DEFINED TERMS. In addition to terms defined elsewhere in this Agreement or any Supplement or Exhibit hereto, when used herein, the following terms shall have the following meanings:

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"Account Debtor" shall mean individually, and “Account Debtors” shall mean collectively, each Person who is or who may become obligated to any Borrower under, with respect to, or on account of an Account Receivable or other Collateral.

"Accounts Receivable" shall mean any and all accounts (as such term is defined in the UCC) of Borrower and each and every right of any Borrower to (A) the payment of money or (B) the receipt or disbursement of products, goods, services or other valuable consideration, whether such right now exists or hereafter arises, whether such right arises out of a sale, lease or other disposition of Inventory, or out of a rendering of services, or out of a policy of insurance issued or to be issued, or from a secondary obligation or arising out of the use of a credit or charge card or information contained on or for use with such card, incurred or to be incurred, or any other transaction or event, whether such right is created, generated or earned by any Borrower or by some other Person who subsequently transfers its interest to any Borrower, whether such right is or is not already earned by performance, and howsoever such right may be evidenced, together with all other rights and interests (including all liens and security interests) which any Borrower may at any time have by law or agreement against any Account Debtor or other Person obligated to make any such payment or against any property of such Account Debtor or other Person.

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"ACH Debit" shall mean an Automated Clearing House debit by a Collecting Bank.

"Affiliate" shall mean individually, and “Affiliates” shall mean collectively, each Person which, directly or indirectly, owns or controls, on an aggregate basis, at least a five percent (5%) interest in any other Person, or which is controlled by or is under common control with any other Person.

"Approval" and “Approvals” shall have the meanings set forth in Section 2.3(A) of this Agreement.

"Borrower 1 Approval” shall mean individually and “Borrower 1 Approvals” shall mean collectively, each Approval outstanding from time to time relating to Inventory being shipped to Borrower 1.

"Borrower 1 Collection Accounts” shall have the meaning set forth in Section 3.3(A) of this Agreement.

"Borrower 1 IBMCC Credit Agreement” shall mean that certain Inventory and Working Capital Agreement by and between IBMCC and Borrower 1 dated July 21, 2000, as amended and as may be further amended and/or restated from time to time.

"Borrower 1 IBMCC Credit Financing" shall mean that certain financing from IBMCC to Borrower 1 more fully described on Exhibit 1.1-3 attached hereto, as may be amended, extended, renewed, supplemented, replaced and /or restated from time to time.

"Borrower 1 IBMCC Intercreditor Agreement" shall mean that certain intercreditor agreement by and between Lender and IBMCC in form and manner satisfactory to Lender dated November 26, 2002 relating to the Borrower 1 Liabilities, the Borrower 1 IBMCC Liabilities, and the Borrower 1 IBMCC Credit Financing, as may be amended and/or restated from time to time.

“Borrower 1 IBMCC Liabilities” shall mean all liabilities, indebtedness and obligations of Borrower 1 to IBMCC, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, primary or secondary, joint or several, whether existing or arising through discount, overdraft, purchase, direct loan, participation, operation of law, written or oral agreement or agreement created by electronic data interchange including facsimile transmission or otherwise, including, but not limited to, all liabilities, indebtedness and obligations of Borrower 1 to IBMCC, whether now existing or hereafter arising, pursuant to any letter of credit, any standby letter of credit, any floor plan agreement or any agreement, document or instrument and reasonable outside attorneys' and paralegals' fees or charges relating to the preparation of all agreements, documents and instruments and the enforcement of IBMCC’s rights, remedies, powers and security interests under any such agreements, documents or instruments.

"Borrower 1 Liabilities" shall mean all liabilities, indebtedness and obligations of Borrower 1 to the Lender, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, primary or secondary, joint or several, whether existing or arising through discount, overdraft, purchase, direct loan, participation, operation of law, written or oral agreement, including, but not limited to, all liabilities, indebtedness and obligations of Borrower 1 to the Lender, whether now existing or hereafter arising, pursuant to any letter of credit, any standby letter of credit, any floor plan agreement, indirect financing agreement or any of the Documents and reasonable outside attorneys' and paralegals' fees or charges relating to the enforcement of Lender's rights, remedies, powers and security interests under this Agreement, including, but not limited to, the enforcement of the Loans.

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"Borrower 1 Lock Box Accounts” shall have the meaning set forth in Section 3.3(A) of this Agreement.

"Borrower 1 Lock Box Agreement” and “Borrower 1 Lock Box Agreements” shall have the meanings set forth in Section 3.3(A) of this Agreement.

"Borrower 2 Approval” shall mean individually and “Borrower 2 Approvals” shall mean collectively, each Approval outstanding from time to time relating to Inventory being shipped to Borrower 2.

"Borrower 2 Collection Accounts” shall have the meaning set forth in Section 3.3(B) of this Agreement.

"Borrower 2 IBMCC Credit Agreement” shall mean that certain Inventory and Working Capital Agreement by and between IBMCC and Borrower 2 dated April 19, 2000, as amended and as may be further amended from time to time.

"Borrower 2 IBMCC Credit Financing" shall mean that certain financing from IBMCC to Borrower 2 more fully described on Exhibit 1.1-3 attached hereto, as may be amended, extended, renewed, supplemented, replaced and /or restated from time to time.

"Borrower 2 IBMCC Intercreditor Agreement" shall mean that certain intercreditor agreement to be entered into by and between Lender and IBMCC in form and manner satisfactory to Lender dated in accordance with the terms of this Agreement relating to the Borrower 2 Liabilities, the Borrower 2 IBMCC Liabilities, and the Borrower 2 IBMCC Credit Financing, as may be amended and/or restated from time to time.

“Borrower 2 IBMCC Liabilities” shall mean all liabilities, indebtedness and obligations of Borrower 2 to IBMCC, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, primary or secondary, joint or several, whether existing or arising through discount, overdraft, purchase, direct loan, participation, operation of law, written or oral agreement or agreement created by electronic data interchange including facsimile transmission or otherwise, including, but not limited to, all liabilities, indebtedness and obligations of Borrower 2 to IBMCC, whether now existing or hereafter arising, pursuant to any letter of credit, any standby letter of credit, any floor plan agreement or any agreement, document or instrument and reasonable outside attorneys' and paralegals' fees or charges relating to the preparation of all agreements, documents and instruments and the enforcement of IBMCC’s rights, remedies, powers and security interests under any such agreements, documents or instruments.

"Borrower 2 Liabilities" shall mean all liabilities, indebtedness and obligations of Borrower 2 to the Lender, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, primary or secondary, joint or several, whether existing or arising through discount, overdraft, purchase, direct loan, participation, operation of law, written or oral agreement, including, but not limited to, all liabilities, indebtedness and obligations of Borrower 2 to the Lender, whether now existing or hereafter arising, pursuant to any letter of credit, any standby letter of credit, any floor plan agreement, indirect financing agreement or any of the Documents and reasonable outside attorneys' and paralegals' fees or charges relating to the enforcement of Lender's rights, remedies, powers and security interests under this Agreement, including, but not limited to, the enforcement of the Loans.

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"Borrower 2 Lock Box Accounts” shall have the meaning set forth in Section 3.3(B) of this Agreement.

"Borrower 2 Lock Box Agreement” and “Borrower 2 Lock Box Agreements” shall have the meanings set forth in Section 3.3(B) of this Agreement.

"Borrowing Base" shall mean individually and “Borrowing Bases” shall mean collectively, each of the Borrowing Base 1 and the Borrowing Base 2.

"Borrowing Base 1" shall mean the sum of the following, less any reserves as Lender from time to time in its commercially reasonable discretion elects (including, but not limited to, with respect to any Permitted Lien): (A) 80% of Borrower 1's then existing Eligible Accounts Receivable; plus (B) 100% of Borrower 1’s then Eligible Vendor Repurchase Inventory.

"Borrowing Base 2" shall mean the sum of the following, less any reserves as Lender from time to time in its commercially reasonable discretion elects (including, but not limited to, with respect to any Permitted Lien): (A) 80% of Borrower 2’s then existing Eligible Accounts Receivable; plus (B) 100% of Borrower 2’s then Eligible Vendor Repurchase Inventory.

"Borrowing Base Certificate" shall mean for any Borrower, Lender’s form of borrowing base certificate, plus for each (i) Monthly Borrowing Base Certificate of any Borrower, such Borrower’s Accounts Receivable aging, accounts payable report, sales report, cash receipt report, credit and debit journal and inventory report; (ii) Daily Borrowing Base Certificate of Borrower 1, Borrower 1’s cash receipts report setting forth Borrower 1’s cash receipts from the later of Borrower 1’s (a) most recent Daily Borrowing Base Certificate received by Lender; or (b) most recent Monthly Borrowing Base Certificate received by Lender; or (c) most recent Weekly Borrowing Base Certificate received by Lender; and (iii) Daily Borrowing Base Certificate of Borrower 2, Borrower 2’s Accounts Receivable aging summary, sales report, cash receipt report, credit and debit journal and inventory report setting forth Borrower 2’s sales and cash receipts from the later of Borrower 2’s (a) most recent Daily Borrowing Base Certificate received by Lender; or (b) most recent Monthly Borrowing Base Certificate received by Lender; or (c) most recent Weekly Borrowing Base Certificate received by Lender; and (iv) Weekly Borrowing Base Certificate, such Borrower’s Accounts Receivable aging summary, sales report, cash receipt report, credit and debit journal and inventory report setting forth such Borrower’s sales and cash receipts from the later of such Borrower’s (a) the most recent Daily Borrowing Base Certificate received by Lender; or (b) the most recent Monthly Borrowing Base Certificate received by Lender; or (c) the most recent Weekly Borrowing Base Certificate received by Lender.

“Business Day” shall mean any day (other than a Saturday or Sunday) on which the Federal Reserve Bank of Chicago is open for business.

"Business Plan" shall mean any projected balance sheet and profit and loss statement of any Borrower for the annual period ending on the last day of any of such Borrower’s fiscal year, together with appropriate supporting details and a statement of underlying assumptions, and containing at least an income statement and balance sheet projections, all prepared under the supervision of such Borrower’s president and/or chief financial officer and/or controller and/or treasurer.

"Closing Date" shall mean the date upon which all of the terms and conditions of the Documents have been met or fulfilled to the satisfaction of Lender to make the first Loan.

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“Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" shall mean the following property owned by any Borrower, howsoever arising, wherever located and whether now owned or existing or hereafter existing or acquired:

(A)	all Equipment;

(B)	all Accounts Receivable;

(C)	all Inventory;

(D)	any and all monies, reserves, deposits, deposit accounts, securities, cash, cash equivalents, balances, credits, and interest and dividends on any of the above, of or in the name of any Borrower, now or hereafter with the Lender or any financial institution under the control of Lender and any and all other property of any kind and description of or in the name of such Borrower, now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, the Lender or any agent or bailee for the Lender;

(E)	all chattel paper, whether tangible or electronic chattel paper, contract rights, letter of credit rights, and instruments including, without limitation, all supporting obligations of any of the foregoing;

(F)	all General Intangibles;

(G)	all investment property;

(H)	all furniture and fixtures;

(I)	all documents of title and receipts, whether negotiable or non-negotiable, including all goods covered by such documents;

(J)	all books, records and computer records in any way relating to the above property;

(K)	any and all substitutions, renewals, improvements, replacements, additions and proceeds of (A) through (J) above, including, without limitation, proceeds of insurance policies.

Notwithstanding the foregoing, however, the term “Collateral” shall not include and the security interests granted to Lender under the Documents shall not extend to any license granted to any Borrower by any Person not an Affiliate of such Borrower to the extent that such license or applicable law prohibits the grant of a security interest by such Borrower to Lender of such Borrower’s rights as licensee in and to such license (but only to the extent such prohibition is enforceable under applicable law).

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"Collateral Locations" shall mean the locations set forth on Exhibit 1.1-4 attached hereto, as amended from time to time upon written notice to Lender, and such other locations at which any Borrower may from time to time temporarily keep, locate or store Collateral for sales, testing, demonstration or similar purposes.

"Collecting Bank" shall mean individually, and "Collecting Banks" shall mean collectively, such banks required and acceptable to Lender to collect and remit funds in accordance with this Agreement.

"Collection Accounts” shall mean each of the Borrower 1 Collection Accounts and the Borrower 2 Collection Accounts.

“Confidential Information” shall mean the following which is disclosed by any Borrower to Lender or Lender to any Borrower: Information, analyses, reports or other documents regarding Lender or any Borrower, or their respective Affiliates, data, product or service descriptions, forecasts, business strategies, any of the terms or provisions of any of the Documents, and other business information in various mediums which Lender or any Borrower, as applicable, considers confidential.

“CPCS Stock Purchase Agreement” shall mean t Certain Stock Purchase Agreement Dated March 31, 2003, by and between Borrower 1 as Purchaser and Borrower 2 and Christina Corley, Robert Frauenheim, Individually and as Trustee Of The Robert Frauenheim Declaration Of Trust Dated September 17, 1997, and Daniel Frauenheim as Sellers and Christina Corley as Seller Representative, a copy of which is attached as Exhibit 1.1-5.

“Current Ratio” shall mean the ratio of a Person’s, (A) current consolidated assets to (B) total current consolidated liabilities.

"Daily Borrowing Base Certificate” shall have the meaning set forth in Section 5.1(A)(vii) of this Agreement.

"Default Rate" shall mean, as of the date of any determination, a rate equal to the lesser of 4% above the Pre-Default Rate or the highest rate allowed by applicable law.

"Designated Vendor" shall mean individually, and “Designated Vendors” shall mean collectively, each of the Persons set forth on Exhibit 1.1-6 and any other Person designated in writing by Lender from time to time and at any time; provided, however, that if at any time and from time to time Lender in its commercially reasonable discretion may give Borrowers written notice that effective upon the day of such notice, any then existing Person previously designated as a Designated Vendor no longer shall be a deemed to be a Designated Vendor.

"Documents" shall mean this Agreement, and any other instruments or documents required or contemplated hereunder or thereunder, whether now existing or at any time hereafter arising.

“Eligible Accounts Receivable" shall mean those Accounts Receivable of any Borrower which the Lender deems in its commercially reasonable discretion, to be eligible. Without limitation of the foregoing, unless otherwise agreed to in writing by the Lender, the following shall not constitute Eligible Accounts Receivable:

(A)	Accounts Receivable which remain unpaid 90 days after the invoice date of such Accounts Receivable;

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(B)	all Accounts Receivable owing by a single Account Debtor, including currently scheduled Accounts Receivable, if 20% or more of the balance owing by such Account Debtor to any Borrower is more than 90 days after the invoice date of such Accounts Receivable;

(C)	Accounts Receivable with respect to which the Account Debtor is a Borrower, or a director, officer, employee or Affiliate of any Borrower;

(D)	Accounts Receivable with respect to which the Account Debtor is either (i) not a resident of the United States or Canada or (ii) located outside the United States or Canada unless such Account Receivable is either (a) subject to a letter of credit in form and manner satisfactory to Lender or (b) insured in form and manner satisfactory to Lender;

(E)	Accounts Receivable in dispute or with respect to which the Account Debtor has asserted or may assert a counterclaim or has or may have a right of setoff;

(F)	Accounts Receivable with respect to which the Lender does not have a first and valid fully perfected security interest;

(G)	Accounts Receivable with respect to which the Account Debtor is the subject of a bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (REDACTED),

(H)	Accounts Receivable with respect to which the Account Debtor's obligation to pay is either on a "COD" basis or is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold (not otherwise acknowledged in writing as a true sale by such Account Debtor), guaranteed sale, sale-and-return, sale on approval or consignment basis;

(I)	Accounts Receivable with respect to which the Account Debtor is located in a state which requires any Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state, or (ii) file a notice of business activities or similar report with such state’s taxing authority, unless (a) such Borrower has taken one of the actions described in clauses (i) or (ii), (b) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by such Borrower at its election, or (c) such Borrower has proven to the satisfaction of the Lender that it is exempt from any such requirements under such state’s laws;

(J)	any service charges or interest on any Accounts Receivable;

(K)	retainage Accounts Receivable;

(L)	any Accounts Receivable which are the subject of any goods which are being financed by any floor plan agreement or indirect financing arrangement done on behalf of any Borrower’s distributors and/or dealers;

(M)	to the extent the Accounts Receivable owing by (REDACTED) exceeds in the aggregate 40% of all of Borrowers’ Accounts Receivable in the aggregate, that portion of Accounts Receivable, including currently scheduled Accounts Receivable, owing by such Account Debtor that exceeds 40% of all of Borrowers’ Accounts Receivable;

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(N)	to the extent the Accounts Receivable owing by (REDACTED) exceeds in the aggregate 30% of all of Borrowers’ Accounts Receivable in the aggregate, that portion of Accounts Receivable, including currently scheduled Accounts Receivable, owing by such Account Debtor that exceeds 30% of all of Borrowers’ Accounts Receivable;

(O)	to the extent the Accounts Receivable owing by a single Account Debtor to Borrowers in the aggregate other than (REDACTED) exceeds in the aggregate 10% of all of Borrowers’ Accounts Receivable in the aggregate, that portion of Accounts Receivable, including currently scheduled Accounts Receivable, owing by such Account Debtor that exceeds 10% of all of Borrowers’ Accounts Receivable; and

(P)	any Accounts Receivable with respect to goods being sold on a consignment basis.

"Eligible Inventory" shall mean such Inventory of any Borrower located on the Collateral Locations which Lender deems in its commercially reasonable discretion to be eligible. Without limitation of the foregoing, unless otherwise agreed to by the Lender, the following shall not constitute Eligible Inventory:

(A)	Inventory which is in transit other than Inventory subject to an Approval;

(B)	Inventory which is not in good and merchantable condition, or not either currently usable or currently salable in the ordinary course of the any Borrower's business;

(C)	Inventory which is obsolete as determined by any Borrower in such Borrower’s sole discretion;

(D)	Inventory which the Lender determines, in the exercise of its commercially reasonable discretion and in accordance with the Lender's customary business practices and in good faith, to be unacceptable due to obsolescence, age, type, category and/or quantity;

(E)	Inventory with respect to which the Lender does not have a first and valid fully perfected security interest;

(F)	Inventory which is stored with on a bailment, consignment, warehouse or similar third party arrangement, unless such bailee, consignee, warehouse Person, or other third party, as applicable, delivers to Lender an agreement in form an substance satisfactory to Lender;

(G)	work-in-process inventory;

(H)	Inventory not located on the Collateral Locations; and

(I)	demonstration and display Inventory

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“Eligible Vendor Repurchase Inventory” shall mean such Eligible Inventory of any Borrower which Lender deems in its commercially reasonable discretion to be eligible that is subject to a Vendor Repurchase Agreement and is not subject to any Third Party Financing.

"Equipment" shall mean all machinery and equipment owned by any Borrower, wherever located, whether now owned or hereafter existing or acquired by any Borrower, any embedded software thereon, any additions thereon, accessions thereto or replacements of parts thereof.

"First Collateral" shall mean all of the Collateral other than (i) Inventory manufactured by IBM on which IBMCC has a first lien position pursuant and subject to the IBMCC Credit Agreements and the IBMCC Intercreditor Agreements; or (ii) equipment subject to a lease in favor of any Borrower permitted pursuant to this Agreement.

“Fixed Charge Coverage” for any 12 month period shall mean a fraction, (A) the numerator of which is Borrowers’ earnings before interest, taxes, depreciation and amortization in such 12 month period and (B) the denominator of which are the current portion of long term payments of principal and interest required to be made by Borrowers on all interest bearing indebtedness (including, but not limited to capitalized lease obligations) in such 12 month period.

"Floor Plan Arrangement" shall mean any Eligible Inventory of any Borrower (A) which is the subject of a Free Floor Plan Agreement with a Vendor that is in full force and effect; and (B) for which the invoice has been sent directly to Lender by the vendor of the Eligible Inventory for payment by Lender directly to such Vendor.

"Free Floor Plan Agreement" shall mean individually and “Free Floor Plan Agreements” shall mean collectively, each agreement in form and manner satisfactory to Lender by and between a Designated Vendor and Lender pursuant to which such Designated Vendor has made an unqualified agreement to provide free floor planning of Eligible Inventory for a specified period of time (a “Free Floor Plan Period”) to any Borrower and such Designated Vendor shall be paying interest to Lender on such Eligible Inventory during such Free Floor Plan Period.

"Free Floor Plan Period" shall have the meaning set forth in the definition of Free Floor Plan Agreement.

"General Intangibles" shall mean all general intangibles (as such term is defined in the UCC) owned by any Borrower, including, but not limited to payment intangibles, goodwill, software, trademarks, trade names, licenses, patents, patent applications, copyrights, inventions, franchises, books and records of such Borrower, designs, trade secrets, registrations, prepaid expenses, all rights to and payments of refunds, overpayments, rebates and return of monies, including, but not limited to, sales tax refunds, tax refunds, tax refund claims and rights to and payments of refunds, overpayments or overfundings under any pension, retirement or profit sharing plans and any guarantee, security interests or other security held by or granted to such Borrower to secure payment by an Account Debtor of any of the Accounts Receivable.

“IBM" shall mean International Business Machines Corporation.

"IBMCC” shall mean IBM Credit Corporation.

"IBMCC Credit Agreement” shall mean individually and “IBMCC Credit Agreements” shall mean collectively, each of the Borrower 1 IBMCC Credit Agreement and the Borrower 2 IBMCC Credit Agreement.

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"IBMCC Credit Financing" shall mean individually and “IBMCC Credit Financings” shall mean collectively, each of the Borrower 1 IBMCC Credit Financing and the Borrower 2 IBMCC Credit Financing.

"IBMCC Intercreditor Agreement" shall mean individually and “IBMCC Intercreditor Agreements” shall mean collectively, each of the Borrower 1 IBMCC Intercreditor Agreement and the Borrower 2 IBMCC Intercreditor Agreement.

“IBMCC Liabilities” shall mean the Borrower 1 IBMCC Liabilities and the Borrower 2 IBMCC Liabilities, collectively.

"Insecurity Date” shall mean any date on which Lender gives any Borrower an Insecurity Notice pursuant to Section 7.1(M) of this Agreement.

"Insecurity Notice” shall have the meaning set forth in Section 7.1(M) of this Agreement.

"Inventory" shall mean any and all goods, finished goods, whole goods, materials, raw materials, work-in-progress, components or supplies, wheresoever located and whether now owned or hereinafter acquired and owned by any Borrower, including, without limitation, goods, finished goods, whole goods, materials, raw materials, work-in-process, components or supplies in transit, wheresoever located, whether now owned or hereafter acquired by such Borrower, which are held for demonstration, illustration, sale or lease, furnished under any contract of service or held as raw materials, work-in-process for manufacturing or processing or supplies for manufacturing or processing, and all materials used or consumed in the business of such Borrower, and shall include such other property, the sale or disposition of which has given rise to an Accounts Receivable and which has been returned to or repossessed or stopped in transit by or on behalf of such Borrower, but shall not include property owned by third parties in the possession of such Borrower.

"Inventory Loan” shall mean individually and “Inventory Loans" shall mean collectively each Revolving Loan disbursed by Lender directly to Vendors solely for the acquisition of Inventory subject to an Approval by any Borrower from the Vendors.

"Liabilities" shall mean the Borrower 1 Liabilities and the Borrower 2 Liabilities, collectively.

"Line of Credit” shall mean individually and “Lines of Credit” shall mean collectively, each of the Line of Credit 1 and the Line of Credit 2.

"Line of Credit 1” shall have the meaning set forth in Section 2.1(A) of this Agreement.

"Line of Credit 2” shall have the meaning set forth in Section 2.1(B) of this Agreement.

"Line of Credit 2 Commencement Date” shall mean a date chosen from time to time by Lender in Lender’s sole discretion which Lender gives written notice to Borrowers. As of the Closing Date, the Line of Credit 2 Commencement Date shall be April 30, 2003.

"Line of Credit 2 Conditions Precedent” shall mean shall mean all of the terms and conditions of the Documents required to make the first Revolving Loan 2, including, but not limited to, the conditions precedent set forth in Sections 6.1, 6.3 and 6.4 of this Agreement.

"Loan" shall mean individually, and "Loans" shall mean collectively, each of the Revolving Loans.

"Lock Box Accounts” shall mean each of the Borrower 1 Lock Box Accounts and the Borrower 2 Lock Box Accounts.

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"Lock Box Agreement” and “Lock Box Agreements” shall mean each of the Borrower 1 Lock Box Agreements and the Borrower 2 Lock Box Agreements.

(REDACTED)

"Maximum Credit Amount" shall mean (A) $30,000,000.00 until the Line of Credit 2 Condition Precedent are met or fulfilled in their entirety to the satisfaction of Lender; and (B) $40,000,000.00 following the date on which the Line of Credit 2 Condition Precedent are met or fulfilled in their entirety to the satisfaction of Lender.

"Monthly Borrowing Base Certificate” shall have the meaning set forth in Section 5.1(A)(vii) of this Agreement.

"Net Worth" shall mean the total amount of issued and outstanding capital stock, plus paid in capital and retained earnings and less treasury stock.

"Objected Loan” and “Objected Loans” shall have the meanings set forth in Section 2.7(A) of this Agreement.

“Permitted Indebtedness” shall mean:

(A)	the Liabilities, including the Loans;

(B)	accounts payable arising in the ordinary course of business;

(C)	the Subordinated Debt;

(D)	Third Party Financing;

(E)	intercompany indebtedness between (i) Borrower 1 and Borrower 2 in any amount; and (ii) except as set forth in clause (i) of this definition, Borrower 1 and any subsidiary in an amount not to exceed $325,000 at any one time; and (iii) Borrower 2 and Borrower 1 in any amount.

(F)	Indebtedness existing on the Closing Date more fully described on Exhibit 1.1-7 attached hereto;

(G)	Indebtedness secured by Permitted Liens;

(H)	Indebtedness arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(I)	Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(J)	Other indebtedness in an amount not to exceed $325,000.00 at any one time; and

(K)	operating leases that are true leases arising in the ordinary course of business;

(L)	Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in (A) through (K) above, provided that the principal amount thereof is not increased or the terms (other than the principal amount) thereof are not modified to impose materially more burdensome terms upon any Borrower.

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“Permitted Liens” shall mean liens:

(A)	for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves have been established;

(B)	arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established and not involving any advances or borrowed money or the deferred purchase price of property or services;

(C)	in favor of Lender;

(D)	arising out of that certain tax dispute more fully described on Exhibit 1.1-8 attached hereto;

(E)	on the Collateral in favor of IBMCC subject to the IBMCC Intercreditor Agreements;

(F)	securing Third Party Financing other than described in clause (E) above;

(G)	in favor of the holders of the Subordinated Debt that are expressly subordinated to the liens in favor of Lender;

(H)	existing on the Closing Date and more fully described on Exhibit 1.1-9 attached hereto;

(I)	in an amount not to exceed $325,000.00 in the aggregate arising from judgments, decrees or attachments which do not constitute, or will with the giving of notice, the passage of time, or both, constitute an Event of Default or arising by operation of law securing claims or demands of material suppliers, mechanics, carriers, warehousemen, landlords and other like Persons imposed without action of such parties or in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(J)	on earnest money deposits required under a letter of intent or purchase agreement permitted pursuant to this Agreement;

(K)	in favor of other financial institutions arising in connection with any Borrower’s deposit or investment accounts held at such institutions to secure fees and charges in connection with said accounts;

(L)	on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(M)	arising from the filing of any financing statement relating to operating leases otherwise permitted hereunder;

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(N)	on cash collateral securing reimbursement obligations under letters of credit;

(O)	licenses and sublicenses granted in the ordinary course of business;

(P)	Liens incurred in the extension, renewal or refinancing of the indebtedness secured by liens described above, but any extension, renewal or replacement lien must be limited to the property encumbered by the existing lien and the principal amount of the indebtedness may not increase.

“Permitted Loans” shall mean:

(A)	Loans (i) from Borrower 1 to Borrower 2 in any amount; and (ii) except as set forth in clause (i) of this definition, from Borrower 1 to any subsidiary in an amount not to exceed $325,000 in any calendar year; and (iii) from Borrower 2 to Borrower 1 in any amount;

(B)	Capital contributions and investments by (i) Borrower 1 in Borrower 2 in any amount; and (ii) except as set forth in clause (i) of this definition, Borrower 1 in subsidiaries of Borrower 1 in an amount not to exceed $325,000.00 in any calendar year;

(C)	the endorsement, in the ordinary course of collection, of instruments payable to it or to its order or the order of a subsidiary;

(D)	travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and loans to employees, officers or directors relating to the purchase of equity securities of Borrower 1 pursuant to employee stock purchase plan and employee stock option plan agreements approved by Borrower 1’s Board of Directors, and that certain loan to (REDACTED),

(E)	notes receivable arising from the conversion of Accounts Receivable arising in the ordinary course of business of, or prepaid royalties, to customers and suppliers who are not Affiliates, in the ordinary course of business; and

(F)	loans or investments in customers, vendors, suppliers and other Persons in the same industries as Borrower 1 and its Affiliates, in an aggregate amount not to exceed $50,000.00per year.

"Person" shall mean individually, and “Persons” shall mean collectively, any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise including, without limitation, any instrumentality, division, agency, body or department thereof).

“Pre-Default Rate” shall mean, as of the date of any determination, the per annum rate equal to from time to time of the Prime Rate, plus ½%.

“Prime Rate” shall mean, as of the date of any determination, the greater of (A) the highest “prime rate” published in the “Money Rates” column of the The Wall Street Journal on the first business day of the month; or (B) 4.25%. In the event The Wall Street Journal shall, for any reason, fail or cease to publish the prime rate of interest, Lender shall choose a comparable publication to use as the basis for the prime rate of interest. The Prime Rate is the interest rate charged by the Lender on commercial loans to a substantial number of the Lender’s good business customers, but it is not necessarily the Lender’s lowest interest rate charged to any customer. The Prime Rate is subject to change by the Lender without notice of any kind.

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"Revolving Loan" and “Revolving Loans” shall mean each of the Revolving Loans 1 and the Revolving Loans 2.

"Revolving Loan 1" and “Revolving Loans 1” shall have the meanings set forth in Section 2.1 (A) of this Agreement.

"Revolving Loan 2" and “Revolving Loans 2” shall have the meanings set forth in Section 2.1 (B) of this Agreement.

"SEC" shall mean the United States Securities and Exchange Commission.

(REDACTED)

(REDACTED)

(REDACTED)

(REDACTED)

"Subordinated Debt" shall mean indebtedness due and owing by any Borrower to any Person (whether such indebtedness shall be now existing or hereinafter arising) which is permitted to exist pursuant to this Agreement and is subordinated to the Liabilities, all as evidenced by the agreements, documents and instruments attached to the Subordination Agreements. Without limitation of the foregoing, all indebtedness of Borrower 1 to any Person pursuant to the CPCS Stock Purchase Agreement, whether now existing of hereinafter arising, including, but not limited to, any Contingent Payment (as defined in the CPCS Stock Purchase Agreement) and amounts due and owing pursuant to the “Promissory Notes” (as defined in the CPCS Stock Purchase Agreement) shall be deemed to be Subordinated Debt.

"Subordination Agreement" shall mean individually, and "Subordination Agreements" shall mean collectively, each agreement given to the Lender from time to time by any Person with respect to the Subordinated Debt, all in the form and manner satisfactory to Lender.

“Tangible Net Worth" shall mean as of any date the sum of Borrowers’ (A) net worth as reflected on its last twelve-month consolidated fiscal financial statements, (B) net earnings since the end of such fiscal year, both after provision for taxes and with Inventory determined on a first in, first out basis and (C) Subordinated Debt, less the sum of Borrowers’ (i) intangible assets, including, without limitation, deposits, unamortized leasehold improvements, good will, franchises, licenses, patents, trade names, copyrights, service marks, brand names, covenants not to compete and any other asset which would be treated as an intangible under generally accepted accounting principles; (ii) prepaid expenses (however such item shall not include prepaid inventory); (iii) franchise fees; (iv) notes, Accounts Receivable and other amounts owed to it by any guarantor of any of the Liabilities, Affiliate or employee of any Borrower; (v) losses since the end of such fiscal year; and (vi) interest in the cash surrender value of officer’s or shareholder’s life insurance policies.

"Termination Date" shall mean November 26, 2004.

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"Third Party Financing” shall mean (A) indebtedness to IBMCC pursuant to the any IBMCC Credit Agreement incurred to finance the acquisition of inventory manufactured by IBM; and (B) such other indebtedness consented to in writing by Lender due from time to time by Borrower to any and all Persons solely relating to the financing of any assets and related soft costs of Borrower.

“Third Party Waiver” and “Third Party Waivers” shall have the meaning set forth in Section 3.5 of this Agreement.

"Transaction Statement” shall mean a statement which at Lender’s option may be issued by Lender to any Borrower from time to time which identifies the Inventory and Accounts Receivable financed and/or the Loans made and the terms and conditions of repayment therefor.

"UCC" shall mean the Uniform Commercial Code as enacted and amended in the State of Illinois, and as may be further amended from time to time.

“Vendor” shall mean individually, and “Vendors” shall mean collectively, each vendor of new, unused Inventory to a Person, including, but not limited to, any Borrower.

"Vendor Accounts Receivable" shall mean Accounts Receivable from a Vendor arising from rebates, amounts owing under contracts for the sale of inventory by such Vendor to any Borrower and offsets of advertising expenses incurred by such Borrower to promote the sale of such Borrower’s Inventory. Without limitation of the foregoing, Vendor Accounts Receivable shall not include Accounts Receivable arising from the sale of inventory by any Borrower to such Vendor.

“Vendor Repurchase Agreement” shall mean individually and “Vendor Repurchase Agreements” shall mean collectively, each agreement in form and manner satisfactory to Lender by and between the Vendor of any Inventory and Lender pursuant to which such Vendor has made an unqualified agreement to repurchase such Inventory from Lender.

"Weekly Borrowing Base Certificate” shall have the meaning set forth in Section 5.1(A)(vi) of this Agreement.

“Working Capital Loan” shall mean individually and “Working Capital Loans” shall mean collectively, each Revolving Loan other than an Inventory Loan made to any Borrower for working capital purposes.

SECTION 1.2. OTHER TERMS. Accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles in effect from time to time. Terms used in this Agreement which are defined in the UCC, shall, unless the context indicates otherwise or are otherwise defined in this Agreement, have the meanings provided for by the UCC.

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ARTICLE TWO. LOANS

SECTION 2.1. LOAN AMOUNT. Subject to the terms and conditions of this Agreement, on the Closing Date, the Lender agrees:

(A) to make loans in the aggregate to the Borrowers on a revolving basis (such loans being herein called individually a "Revolving Loan 1" and collectively the "Revolving Loans 1") from time to time in such amounts as the Borrowers may from time to time request plus have outstanding Borrower 1 Approvals from time to time up to the least of (i) the Maximum Credit Amount; or (ii) the Borrowing Base 1; or (iii) the Maximum Credit Amount minus the then outstanding Revolving Loans 2 (the least of (i), (ii) or (iii) shall be referred to as the "Line of Credit 1") at any time; provided, however, that (1) Eligible Inventory shall be valued at the lower of cost or market value using the first in, first out method of inventory accounting; and (2) each borrowing by Borrowers hereunder with respect to any Revolving Loan 1 shall be in the aggregate principal amount of at least $5,000.00; and (3) repayments from time to time of the Line of Credit 1 shall be available to be reborrowed pursuant to the terms and conditions of this Agreement; and (4) if the Revolving Loans 1 plus outstanding Borrower 1 Approvals outstanding at any time or from time to time exceeds the advance limitations described above, Borrowers shall pay (I) within three (3) Business Days if Lender modifies the Borrowing Base 1 and/or what constitutes Eligible Accounts Receivable, Eligible Inventory and/or Eligible Vendor Repurchase Inventory in a manner that reduces Borrowers’ availability under the Borrowing Base 1; or (II) in all circumstances other than described in subclause (I) of this clause (4) on demand to the Lender such amount necessary to eliminate such excess; and (5) the Lender's commitment to make Revolving Loans 1 and issue Borrower 1 Approvals shall remain in effect for a period to and including the date immediately preceding the Termination Date; and (6) notwithstanding anything else contained in this Agreement, (I) subject to the proviso at the end of this subclause (I), upon the occurrence and continuance of any Event of Default or any event which would, with the giving of notice, the passage of time, or both, result in an Event of Default, and in every such event, the Lender may, in its commercially reasonable discretion, immediately cease to make Revolving Loans 1 and issue Borrower 1 Approvals; provided, further, that so long as the only Event of Default that exists or would exist with the giving of notice, the passage of time, or both, is the Event of Default set forth in Section 7.1(M) of this Agreement, for a period of thirty (30) days commencing with any Insecurity Date, Lender shall, subject to the terms and provisions of this Agreement, continue to make Revolving Loans 1 and issue Borrower 1 Approvals in an amount not to exceed the lesser of (x) the amount of all Revolving Loans 1 plus outstanding Borrower 1 Approvals on such Insecurity Date; or (y) the Borrowing Base 1; and (II) Borrowers shall repay to the Lender on the Termination Date all Revolving Loans 1, plus the amount of all outstanding Borrower 1 Approvals, plus interest accrued to the date of payment.

(B) to make loans in the aggregate to the Borrowers on a revolving basis (such loans being herein called individually a "Revolving Loan 2" and collectively the "Revolving Loans 2") from time to time in such amounts as the Borrowers may from time to time request plus have outstanding Borrower 2 Approvals from time to time up to the least of (i) $15,000,000.00; or (ii) the Borrowing Base 2; or (iii) the Maximum Credit Amount minus the then outstanding Revolving Loans 1 (the least of (i), (ii) or (iii) shall be referred to as the "Line of Credit 2") at any time; provided, however, that (1) Eligible Inventory shall be valued at the lower of cost or market value using the first in, first out method of inventory accounting; and (2) each borrowing by Borrowers hereunder with respect to any Revolving Loan 2 shall be in the aggregate principal amount of at least $5,000.00; and (3) repayments from time to time of the Line of Credit 2 shall be available to be reborrowed pursuant to the terms and conditions of this Agreement; and (4) if the Revolving Loans 2 plus outstanding Borrower 2 Approvals outstanding at any time or from time to time exceeds the advance limitations described above, Borrowers shall pay (I) within three (3) Business Days if Lender modifies the Borrowing Base 2 and/or what constitutes Eligible Accounts Receivable, Eligible Inventory and/or Eligible Vendor Repurchase Inventory in a manner that reduces Borrowers’ availability under the Borrowing Base 2; or (II) in all circumstances other than described in subclause (I) of this clause (4) on demand to the Lender such amount necessary to eliminate such excess; and (5) the Lender's commitment to make Revolving Loans 2 and issue Borrower 2 Approvals shall remain in effect for a period to and including the date immediately preceding the Termination Date; and (6) notwithstanding anything else contained in this Agreement, (I) subject to the proviso at the end of this subclause (I), upon the occurrence and continuance of any Event of Default or any event which would, with the giving of notice, the passage of time, or both, result in an Event of Default, and in every such event, the Lender may, in its commercially reasonable discretion, immediately cease to make Revolving Loans 2 and issue Borrower 2 Approvals; provided, further, that so long as the only Event of Default that exists or would exist with the giving of notice, the passage of time, or both, is the Event of Default set forth in Section 7.1(M) of this Agreement, for a period of thirty (30) days commencing with any Insecurity Date, Lender shall, subject to the terms and provisions of this Agreement, continue to make Revolving Loans 2 and issue Borrower 2 Approvals in an amount not to exceed the lesser of (x) the amount of all Revolving Loans 2 plus outstanding Borrower 2 Approvals on such Insecurity Date; or (y) the Borrowing Base 2; and (II) Borrowers shall repay to the Lender on the Termination Date all Revolving Loans 2, plus the amount of all outstanding Borrower 2 Approvals, plus interest accrued to the date of payment; and (III) except in Lender’s sole and arbitrary discretion, Lender shall not make any Revolving Loans 2 until the Line of Credit 2 Conditions Precedent are met or fulfilled in their entirety to the satisfaction of Lender.

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(C) Each Borrower acknowledges and agrees that: (i) because of the nature of business operations of each of the Borrowers are highly integrated and interdependent, (a) at any particular time it is impractical to determine which of the Borrowers will directly receive the benefit of any Revolving Loan; and (b) the credit facilities extended by Lender for each of the Borrowers have been effectively combined; (ii) the combined credit facilities are beneficial to the Borrowers because they will reduce the overall administration of their borrowings; (iii) the Borrowers could not individually obtain the same amount of credit as they can obtain from Lender under such combined credit facilities; and (iv) Borrower 1 may request that Lender extend credit to any Borrower with respect to Line of Credit 1; and (v) any Borrower may request that Lender extend credit to any Borrower with respect to Line of Credit 2. Subject to the provisions of Section 2.1 (D) of this Agreement, Lender may combine all of Lender’s Loans to Borrowers or on Borrowers' behalf, whether under this Agreement or any other agreement, and whether provided by one or more of Lender’s branch offices, together with all finance charges, fees and expenses related thereto, to make one debt owed by each Borrower.

(D) Each Borrower shall be jointly and severally liable with the other Borrower for the liabilities of each other Borrower hereunder, each Borrower shall be obligated and responsible for the performance of each other Borrower hereunder and a Event of Default by any Borrower shall be an Event of Default by the other Borrower. Each Borrower waives: (i) any right of contribution from any other Borrower until all of the Liabilities hereunder have been paid in full; (ii) any right to require Lender to institute any action or suit to exhaust Lender’s rights and remedies against any Collateral or any Borrower before proceeding against such Borrower, and (iii) any obligation of Lender to marshal any assets in favor of any Borrower.

SECTION 2.2. USE OF LOAN PROCEEDS. The proceeds of any borrowing by any Borrower pursuant to the Revolving Loans shall be used by the Borrower solely for refinancing existing indebtedness of the Borrowers, providing working capital for Borrowers and paying for operating expenses and the fees, costs and expenses of the Lender as provided for in this Agreement.

SECTION 2.3. REQUESTS FOR REVOLVING LOANS.

(A) Lender, in its commercially reasonable discretion, may issue approvals (individually an “Approval” and collectively, the “Approvals”) upon receipt of a request (orally or in writing) from a Vendor requesting Lender’s confirmation that it will finance the acquisition by any Borrower of Inventory held for shipment, or shipped, to Borrower. Partial shipments may be made against any Approval and Lender may honor the related invoice without inquiry, regardless of any apparent disproportion between (i) the quantity shipped and the amount of the related invoice; or (ii) the amount of the Approval and the quantity to be shipped under the Approval. Until terminated or revoked, an Approval shall be deemed outstanding to the extent of its face amount less the amount of Revolving Loans made with respect to such Approval.

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(B) Lender shall not be responsible for, and each Borrower’s obligations to Lender shall not be affected by any of the following with respect to any Approval: (i) performance or non-performance by any Person other than Lender of its obligations to any Borrower; (ii) the form, sufficiency, correctness, genuineness, authority of any Person signing, falsification or legal effect of any documents called for under any Approval if such document on their face appear to be in order; (iii) acts or omissions of any Person other than Lender; (iv) the existence, nature, quality, quantity, condition, value or delivery of Inventory represented by documents presented to Lender, or any difference of Inventory from Inventory represented by documents presented to Lender; (v) the validity, sufficiency, genuineness or collectibility of any documents, insurance or instruments, or endorsements thereof; (vi) any irregularity in connection with shipment; (vii) breach of agreement between any Borrower and a Vendor or any other Person; (viii) without limiting the foregoing, any act or omission of Lender not done or omitted in bad faith. In the event that any Borrower has a dispute with a Vendor relating to the foregoing, Lender shall provide such documents in Lender’s possession reasonably requested by such Borrower relating to such dispute. Borrowers shall indemnify Lender against any and all claims, losses, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) resulting from or incurred in connection with an Approval and not directly caused by Lender’s gross negligence or willful misconduct. Lender may not enter into any settlement or other compromise with respect to any claim covered by the indemnity set forth in this Section without Borrowers’ prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. If Lender obtains recovery of any of the amounts that Borrowers have paid to it pursuant to the indemnity set forth in this section, then Lender shall promptly pay to Borrowers or offset against amounts due and owing Lender by Borrowers the amount of such recovery

(C) After Lender has issued an Approval, Lender shall be deemed to have made an Inventory Loan to Borrowers under Section 2.1 of this Agreement as of the ship date specified in the invoice relating to such Approval or such earlier date as Lender shall enter such Revolving Loan as a receivable on Lender’s books. Lender may disburse any such Inventory Loan directly to a Vendor, except that Lender may set off any amount owed to Lender by such Vendor.

(D) Lender may refuse to issue an Approval or may revoke an Approval at any time in its commercially reasonable discretion and effective immediately upon such revocation, Lender shall no longer be deemed to have made an Inventory Loan (to the extent an Inventory Loan has been made) and Borrowers shall repay any such Inventory Loan immediately upon such revocation. Borrowers shall be obligated for all obligations incurred by Lender on account of the issuance of any Approval. Without limiting the foregoing, Borrowers acknowledges that Lender customarily revokes Approvals approximately 30 days after issuance if Lender has not received an invoice from the applicable Vendor relating thereto, although it is not obligated to do so.

(E) Each request by the Borrowers for any Revolving Loan under any Line of Credit other than Inventory Loans pursuant to Approvals shall be (i) made in writing, or by telephone and if by telephone, shall be promptly confirmed in writing; and (ii) accompanied by a Borrowing Base Certificate, and shall be signed by the president or chief financial officer or controller or treasurer of (a) Borrower 1 with respect to Line of Credit 1; and (b) Borrower 1 or Borrower 2 with respect to Line of Credit 2. Each Working Capital Loan shall be sent by Federal Reserve wire transfer as directed in writing by (I) Borrower 1 with respect to Line of Credit 1; and (II) Borrower 1 or Borrower 2 with respect to Line of Credit 2. Lender shall not be required to make more than one Working Capital Loan under each Line of Credit to Borrowers on any day. The date and amount of each Revolving Loan made by the Lender and of each repayment of principal thereon received by the Lender shall be recorded by the Lender in the records of the Lender and the aggregate unpaid principal amount shown on such records shall be rebuttable, presumptive evidence of the principal owing and unpaid on the Revolving Loans. The failure to record any such amount on such records shall not, however, limit or otherwise affect the obligations of the Borrowers to repay the principal amount of the Revolving Loans together with all interest accruing thereon.

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SECTION 2.4. INTEREST. The outstanding principal balance of the Loans and the other obligations hereunder shall bear interest before the occurrence of an Event of Default on the average daily outstanding balance thereof not subject to a Floor Plan Arrangement at the Pre-Default Rate. Interest will be calculated for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest will accrue from the date a Loan is made or other obligation is incurred. Interest accruing on Loans and other obligations hereunder prior to an Event of Default shall be due and payable by Borrowers monthly in arrears for each month immediately upon receipt of a billing statement from Lender for such month; provided, however, that Borrowers agree that Lender may provide for the payment of any accrued interest hereunder by making a Revolving Loan on the first day of any month for the prior month's accrued interest. Upon the occurrence of an Event of Default and for so long as such Event of Default continues, such interest shall accrue at the Default Rate and shall be payable upon demand.

SECTION 2.5. PAYMENTS AND COLLECTIONS.

(A) General. All payments hereunder shall be made, without setoff or counterclaim, to Lender prior to 3:00 P.M., Chicago time, on the date due at its office in immediately available funds at Chicago, Illinois or at such other place as may be designated by Lender to Borrower in writing. Any payments received after such time shall be deemed received on the next Business Day. Whenever any payment shall be stated to be due on a date other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest, fees and charges. Notwithstanding anything to the contrary herein, all items of payment for purposes of (i) determining the occurrence of an Event of Default shall be deemed received upon actual receipt by Lender at its bank, The Northern Trust Bank, Chicago, Illinois or such bank as Lender may use as its depository bank from time to time, unless subsequently dishonored for any reason; (ii) calculating the Borrowing Bases shall be applied by Lender against the principal of and/or interest on any Loans on the Business Day deemed received pursuant to this Section by Lender at its bank, The Northern Trust Bank, Chicago, Illinois or such bank as Lender may use as its depository bank from time to time; and (iii) calculating interest shall be deemed to have been applied by Lender against the principal of and/or interest on any Loan on the Business Day received by Lender, whether such payment is by check, wire, ACH debit or other means. Lender may at any time in its commercially reasonable discretion change the time for payment of future Loans or change product lines of Inventory to be financed and the terms of such financing by giving Borrowers a written notice specifying such change.

(B) Special Draws of the Line of Credit. Lender is hereby authorized to make a Revolving Loan with the proceeds disbursed directly to Lender to make any required payments of principal, interest, fees and/or costs due and owing by Borrowers pursuant to the Documents. Lender shall give Borrowers written notice of any such Revolving Loan pursuant to this clause contemporaneously with the making of such Revolving Loan.

SECTION 2.6 SPECIAL LINE OF CREDIT FEES.

(A) Commitment Fees. In consideration of the commitment by Lender to make the Line of Credit available to Borrowers, Borrowers shall pay to Lender on any date on which interest is due and payable each month pursuant to this Agreement a fee equal to (REDACTED)of the Maximum Credit Amount divided by 12; provided, however, that if Lender eliminates in any month all (REDACTED), then no payment pursuant to this clause (A) shall be due by Borrowers in the following month provided, further, that if any (REDACTED) is reinstated, then such fees pursuant to this clause (A) shall be due and owing by Borrowers for any month following such reinstatement.

(B) Early Termination. If the Borrowers voluntarily terminates any Line of Credit, contemporaneously with such termination, Borrowers shall pay Lender an amount equal to (i) ½% of the Maximum Credit Amount if such termination occurs on or before the first anniversary of the Closing Date; and (ii) ¼% of the Maximum Credit Amount if such termination occurs after the first anniversary of the Closing Date but before the Termination Date; provided, however, that notwithstanding any other provisions of this Agreement to the contrary, if Lender (a) reduces the (REDACTED)and/or the (REDACTED) for any Designated Vendor by at least 10%; or (b) modifies at any time or over time any Borrowing Base and/or the what constitutes Eligible Accounts Receivable, Eligible Inventory and/or Eligible Vendor Repurchase Inventory in a manner that reduces Borrower’s availability under any Borrowing Base to be greater than $10,000,000.00 at such time, then Borrowers shall have the right to terminate the Lines of Credit within 60 days of the date of such reduction or modification, as applicable, by giving Lender 60 days notice of such termination and in such event and only in such event Borrowers shall not be required to pay the termination fee outlined above upon such termination by Borrowers.

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SECTION 2.7. STATEMENTS.

(A) Acceptance. Borrowers agree to pay the Loans and interest on the Loans in accordance with this Agreement and the other Documents. Borrowers agree that the terms and conditions stated in each Transaction Statement shall be accepted as to the Loans identified therein if not objected to in writing by Borrowers within 60 days after the date such statement is sent to Borrowers. If Borrowers object to any specific Loans (individually, an “Objected Loan” and collectively, the “Objected Loans”), then where applicable the Objected Loans shall be subject to the terms and conditions of the most recently accepted Transaction Statement related to Loans covering the same model of Inventory or Accounts Receivable financed, as applicable. If there is no such previously accepted Transaction Statement relating to the Objected Loans, Borrowers agree that, in addition to any other right or remedy Lender may have under the Documents, the Objected Loans related to the objected Transaction Statement shall, notwithstanding any other provision of the Documents, be due and payable within 90 days after the date of such Objected Loans and interest shall accrue at the interest rate in effect pursuant to the Documents.

(B) Adjustment. Any statement with respect to any Liabilities sent to Borrowers by Lender, including without limitation any Transaction Statement, shall be subject to subsequent adjustment by Lender but shall be presumed accurate evidence of Liabilities and information covered thereby, unless Lender shall have received written notice from Borrowers specifying any error within 60 days after the date of such statement is sent to Borrower. Notwithstanding such notice by Borrowers to Lender, Borrowers' obligation to make payments to Lender with respect to such statement shall not be waived or extended unless and until Lender consents in writing to such waiver or extension.

(C) Savings Provisions. All agreements between Lender and Borrowers, whether now existing or hereafter arising, and whether written or oral, are hereby limited by this Section. In no contingency, whether by reason of acceleration or the maturity of the amounts due hereunder or otherwise, shall interest contracted for, charged, received, paid or agreed to be paid to Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest shall be reduced to the maximum amount permitted under applicable law; and if, from any circumstance, Lender shall have received anything of value deemed interest by applicable law, in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of Liabilities to Lender and not to the payment of interest, or if such excess interest exceeds the unpaid balance of the principal amount of Liabilities to Lender, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Lender, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread throughout the full term of this Agreement until payment in full of all principal obligations owing by Borrowers so that interest for such full term shall not exceed the maximum amount permitted by applicable law. All indemnification and reimbursement obligations of Borrowers under the Documents shall survive the termination of this Agreement, the indefeasible full payment and satisfaction of all of the Liabilities relating to the Loans and Approvals and the release of the Collateral.

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SECTION 2.8. TERMS AND TERMINATION. The term of this Agreement, unless sooner terminated as provided in this Agreement, shall be until the Termination Date; provided, however, that Lender may terminate this Agreement (i) immediately by written notice to Borrowers in whole or only with respect to certain Inventory if any Borrower shall lose or relinquish any right to sell or deal in any product line of Inventory, or if Borrowers fail to pay any of the Objected Loans due to an objection to the terms of any Transaction Statement and Lender determines on a commercially reasonable basis that the Transaction Statement does not contain a bona fide error, or (ii) at any time by at least 60 days prior written notice to Borrowers, and Borrower 1 may terminate this Agreement at any time by at least 60 days prior written notice to Lender. Upon termination of this Agreement, all Liabilities to Lender (or, if this Agreement is terminated only with respect to certain Inventory, Liabilities to Lender relative to such Inventory) shall become immediately due and payable without notice or demand. Upon any termination, Borrowers shall remain liable to Lender for all Liabilities to Lender, including without limitation interest, fees, charges and expenses arising prior to or after the effective date of termination, and all of Lender's rights and remedies and its security interest shall continue until all Liabilities to Lender are paid and all obligations of Borrowers are performed in full (other than contingent indemnification obligations), at which time Lender will release its liens and security interests in the Collateral. No provision of this Agreement shall be construed to obligate Lender to make any Loans at any time any Event of Default exists or will exist with the giving of notice, the passage of time, or both.

SECTION 2.9. (REDACTED)

(A) (REDACTED)

(B) (REDACTED)

(C) (REDACTED)

(D) (REDACTED)

(E) (REDACTED)

ARTICLE THREE. COLLATERAL

SECTION 3.1. SECURITY INTERESTS.

(A) Borrower 1. To secure payment of the Liabilities, Borrower 1 hereby irrevocably pledges, assigns, transfers, conveys and sets over to the Lender and hereby grants to the Lender a security interest in and to the Collateral owned by it, howsoever arising, wherever located and whether now owned or existing or hereafter existing or acquired. Lender shall at all times have a first and paramount security interest in and to the First Collateral.

(B) Borrower 2. To secure payment of the Liabilities, Borrower 2 hereby irrevocably pledges, assigns, transfers, conveys and sets over to the Lender and hereby grants to the Lender a security interest in and to the Collateral owned by it, howsoever arising, wherever located and whether now owned or existing or hereafter existing or acquired. Lender shall at all times have a first and paramount security interest in and to the First Collateral.

SECTION 3.2. PERFECTION, AUTHORIZATION AND FILING REQUIREMENTS. Each Borrower shall perform any and all acts reasonably requested by the Lender to establish, maintain and continue the Lender's security interests and liens in the Collateral, including but not limited to, executing financing statements and such other instruments and documents when and as reasonably requested by the Lender. Each Borrower hereby authorizes Lender through any of Lender’s employees, agents or attorneys to file any and all financing statements, including, without limitation, any continuations, transfers or amendments thereof required to perfect Lender’s security interest and liens in the Collateral under the UCC without authentication or execution by Borrower.

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SECTION 3.3. COLLECTION OF ACCOUNTS RECEIVABLE.

(A) Borrower 1 shall establish lock box accounts (“Borrower 1 Lock Box Accounts”) with such Collecting Banks acceptable to Lender to which all Account Debtors of Borrower 1 shall directly remit all payments on Accounts Receivable of Borrower 1 and in which Borrower 1 will immediately deposit, in kind, all cash and other payments made for Inventory and all other proceeds of Collateral; provided, however, that (i) as of the Closing Date and until such time that availability under the Borrowing Base 1 is less than $5,000,000.00 and/or any Event of Default exists or will exist with the giving of notice, the passage of time, or both, the Vendor Accounts Receivable of Borrower 1 may be paid directly to Borrower 1 and deposited by Borrower 1 directly into Borrower 1’s operating accounts; and (ii) if at any time or from time to time availability under the Borrowing Base 1 is less than $5,000,000.00 and/or any Event of Default exists or will exist with the giving of notice, the passage of time, or both, then the Vendor Accounts Receivable of Borrower 1 shall thereafter be remitted by the Account Debtors of Borrower 1 directly into the Borrower 1 Lock Box Accounts and if payments of the Vendor Accounts Receivable of Borrower 1 are received directly by Borrower 1, deposited, in kind, by Borrower 1 into the Borrower 1 Lock Box Accounts. The Collecting Banks shall acknowledge and agree, in a manner satisfactory to Lender, that: all payments made to Borrower 1 Lock Box Accounts are the sole and exclusive property of Lender; they have no right to setoff against Borrower 1 Lock Box Accounts; and they will transfer (a) by wire transfer of immediately available funds (b) by acceptance of an ACH Debit or (c) by any other method, immediately available funds in a manner satisfactory to Lender, funds deposited into Borrower 1 Lock Box Accounts (collectively, the “Borrower 1 Collection Accounts”) to Borrower 1 if clause (I) below applies and to Lender if clause (II) below applies on a daily basis in such bank and account as Borrower 1, if clause (I) below applies, and Lender, if clause (II) below applies, shall designate or, in the case of an ACH Debit, as presented for acceptance. All payments made to the Borrower 1 Collection Accounts or otherwise received by the Collecting Banks or Lender, whether on the Accounts Receivable of Borrower 1 or as proceeds of other Collateral or otherwise, shall be under the sole dominion and control of (I) Borrower 1, if both (x) availability under the Borrowing Base 1 is greater than or equal to $5,000,000.00 and (y) no Event of Default exists or will exist with the giving of notice, the passage of time, or both; or (II) Lender, if availability under the Borrowing Base 1 is less than $5,000,000.00 and/or any Event of Default exists or will exist with the giving of notice, the passage of time, or both. Following any time or from time to time clause (II) applies and until such times Lender shall thereafter otherwise direct the Collecting Banks in writing, all payments made to the Borrower 1 Collection Accounts or otherwise received by the Collecting Banks or Lender, whether on the Accounts Receivable of Borrower 1 or as proceeds of other Collateral or otherwise, will be applied on account of Liabilities as Lender shall determine in its commercially reasonable discretion as provided herein. Borrower 1 and its Affiliates shall receive, as trustee for Lender, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts Receivable of Borrower 1or other Collateral which come into the possession or under the control of Borrower 1 or Affiliates and immediately remit, or cause to be remitted, the same in kind to Lender at Lender’s office set forth above. Borrowers shall pay Lender any and all fees, costs and expense which Lender incurs in connection with Borrower 1 Collection Accounts and with collecting any check or item of payment received and/or delivered to any Collecting Bank or Lender on account of Liabilities to Lender. Borrowers shall reimburse Lender for (1) any loss, cost or damages resulting from claims asserted by the Collecting Banks in connection with the Borrower 1 Collection Accounts or any returned or uncollected checks or other items received by the Collecting Banks (unless such loss is attributable to Lender’s gross negligence or willful misconduct) and (2) any amount paid to any Collecting Bank arising out of Lender’s indemnification of such Collecting Banks relating to a Borrower 1 Collection Account. Borrower 1 shall (A) enter into and shall cause all necessary Persons to enter agreements in form and manner satisfactory to Lender to evidence the requirements of this Section 3.3 (A) (individually, a “Borrower 1 Lock Box Agreement” and collectively, the “Borrower 1 Lock Box Agreements”); and (B) commencing on the (i) Closing Date with respect to all Account Debtors of Borrower 1 other than with respect to Account Debtors of Borrower 1 owing Vendor Accounts Receivable to Borrower 1; and (ii) date that clause (ii) of the proviso in the first sentence of this Section 3.3(A) applies with respect to Account Debtors of Borrower 1 owing Vendor Accounts Receivable to Borrower 1, direct that payments of such Accounts Receivable of Borrower 1 be remitted directly to the Borrower 1 Lock Box Accounts.

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(B) Borrower 2 shall establish lock box accounts (“Borrower 2 Lock Box Accounts”) with such Collecting Banks acceptable to Lender to which all Account Debtors of Borrower 2 shall directly remit all payments on Accounts Receivable of Borrower 2 and in which Borrower 2 will immediately deposit, in kind, all cash and other payments made for Inventory and all other proceeds of Collateral. The Collecting Banks shall acknowledge and agree, in a manner satisfactory to Lender, that: all payments made to Borrower 2 Lock Box Accounts are the sole and exclusive property of Lender; they have no right to setoff against Borrower 2 Lock Box Accounts; and they will transfer (a) by wire transfer of immediately available funds (b) by acceptance of an ACH Debit or (c) by any other method, immediately available funds in a manner satisfactory to Lender, funds deposited into Borrower 2 Lock Box Accounts (collectively, the “Borrower 2 Collection Accounts”) to Lender on a daily basis in such bank and account as Lender shall designate or, in the case of an ACH Debit, as presented for acceptance. All payments made to the Borrower 2 Collection Accounts or otherwise received by the Collecting Banks or Lender, whether on the Accounts Receivable of Borrower 2 or as proceeds of other Collateral or otherwise, shall be under the sole dominion and control of Lender. All payments made to the Borrower 2 Collection Accounts or otherwise received by the Collecting Banks or Lender, whether on the Accounts Receivable of Borrower 2 or as proceeds of other Collateral or otherwise, will be applied on account of Liabilities as Lender shall determine in its commercially reasonable discretion as provided herein. Borrower 2 and its Affiliates shall receive, as trustee for Lender, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts Receivable of Borrower 2 or other Collateral which come into the possession or under the control of Borrower 2 or Affiliates and immediately remit, or cause to be remitted, the same in kind to Lender at Lender’s office set forth above. Borrowers shall pay Lender any and all fees, costs and expense which Lender incurs in connection with Borrower 2 Collection Accounts and with collecting any check or item of payment received and/or delivered to any Collecting Bank or Lender on account of Liabilities to Lender. Borrowers shall reimburse Lender for (1) any loss, cost or damages resulting from claims asserted by the Collecting Banks in connection with the Borrower 2 Collection Accounts or any returned or uncollected checks or other items received by the Collecting Banks (unless such loss is attributable to Lender’s gross negligence or willful misconduct) and (2) any amount paid to any Collecting Bank arising out of Lender’s indemnification of such Collecting Banks relating to a Borrower 2 Collection Account. Borrower 2 shall (A) enter into and shall cause all necessary Persons to enter agreements in form and manner satisfactory to Lender to evidence the requirements of this Section 3.3 (B) (individually, a “Borrower 2 Lock Box Agreement” and collectively, the “Borrower 2 Lock Box Agreements”); and (B) direct that payments of such Accounts Receivable of Borrower 2 be remitted directly to the Borrower 2 Lock Box Accounts.

(C) Unless otherwise provided herein and subject to the provisions of Section 3.3(A) of this Agreement, Borrowers may collect through the Lock Box Account at its own expense the Accounts Receivable in the ordinary course of business; provided, however, that Borrowers’ authorization to collect through the Lock Box Accounts the Accounts Receivable is subject to the following:

(i)	The Lender, at any time after the occurrence and during the continuance of an Event of Default or any event that with the giving of notice, the passage of time, or both, will give rise to an Event of Default, may, in its commercially reasonable discretion, notify any or all of the Account Debtors that (1) the Accounts Receivable have been assigned to the Lender; and/or (2) that all further payments on the Accounts Receivable should be paid solely to the Lender. When requested by the Lender after the occurrence and during the continuance of an Event of Default or any event that with the giving of notice, the passage of time, or both, will give rise to an Event of Default, Borrowers at their expense will notify or cause to be notified any or all Account Debtors to pay directly to the Lender any sum or sums then due or to become due on the Accounts Receivable or any part thereof and all bills and statements thereafter sent by Borrower to such Account Debtors shall state that the same have been assigned to the Lender and are payable solely to the Lender;

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(ii)	In the event an Account Debtor is notified under Subsection 3.3(C)(i) of this Agreement or one or more Events of Default have occurred and are continuing or any event occurs that with the giving of notice, the passage of time, or both, will give rise to an Event of Default under the terms of this Agreement, the Lender shall have and succeed to all rights, remedies, securities and liens of each Borrower in respect to such Accounts Receivable or other Collateral, including, but not limited to, the right of stoppage in transit of any merchandise, guarantees or other contracts or suretyship with respect to any such merchandise, warranties, unpaid seller’s liens, statutory liens, artisans’ liens, or the right to other collateral security held by or to which any Borrower is entitled for the payment of any such merchandise, and shall have the right to enforce the same in its name or to direct the enforcement thereof by each Borrower for the benefit of the Lender, and each Borrower shall, at the request of the Lender, deliver to the Lender a separate written assignment of any of the same. The Lender, however, shall not incur any obligation or liability of any Borrower to any Account Debtor, including, but not limited to, obligations or liabilities pursuant to any contract, agreement, warranty, guarantee, judicial decree or jury award. The Lender, in such an event, is also hereby irrevocably authorized to receive, open and dispose of all mail addressed to any Borrower, to notify the Post Office authorities to change the address for delivery of any Borrower’s mail to an address designated by the Lender, to endorse each Borrower’s name on all notes, checks, drafts, bills of exchange, money orders, commercial paper of any kind whatsoever, and any other instruments or documents received howsoever in payment of the Accounts Receivable, or any part thereof, and the Lender or any officer or employee thereof is hereby irrevocably constituted and appointed agent and attorney-in-fact for each Borrower for the foregoing purpose;

(iii)	Borrowers shall not collect, compromise or accept any sum in full payment or satisfaction of any of the Accounts Receivable in an amount greater than $50,000.00 for materially less than the amount due without the express written consent of the Lender, except in the ordinary course of business. The consent of Lender required in this clause shall not be unreasonably withheld, conditioned or delayed; and

(iv)	The Lender may directly request the Account Debtors for written confirmation of the Accounts Receivable at any time whether before or after the occurrence of an Event of Default.

(D) All collections of Accounts Receivable through the Lock Box Accounts shall be credited against the Lines of Credit and the Liabilities one (1) Business Day after the date of receipt by Lender of immediately available funds of such collections. Any collections of Accounts Receivable through the Lock Box Accounts available after such applications shall be paid or disbursed in accordance with the written direction of Borrower 1 to Lender.

SECTION 3.4. USE OF COLLATERAL. Borrowers shall at all times keep the Collateral in good condition and repair and free and clear of all unpaid charges (including, but not limited to, taxes), liens and encumbrances, other than Permitted Liens, and shall pay or cause to be paid all obligations as they come due, including but not limited to, mortgage payments, real estate taxes, assessments and rent due on the premises where the Collateral is or may be located, except for charges, liens, encumbrances and obligations being contested in good faith by Borrowers and for which adequate reserves have been established. Borrowers agree that (except as provided in the immediately preceding sentence) in the event Borrowers fail to pay such obligations, the Lender may, at its sole and arbitrary discretion, pay such obligations for the account of Borrowers. The Lender may, in its sole discretion, discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, other than Permitted Liens, and may, in its sole and arbitrary discretion, pay for the maintenance and preservation of the Collateral. Any payments made by the Lender pursuant to this Section shall be repayable to the Lender by Borrowers immediately upon the Lender's demand therefor, with interest at a rate equal to the highest interest rate described in this Agreement in effect from time to time during the period from and including the date funds are so expended by the Lender to the date of repayment, and any such amounts due and owing the Lender shall be an additional obligation of Borrower to the Lender secured hereunder.

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SECTION 3.5. THIRD PARTY WAIVERS. Borrowers shall deliver to Lender landlord waivers, bailee waivers, warehouse waivers or other third party waivers required by Lender (individually, a “Third Party Waiver” and collectively, the “Third Party Waivers”) executed by the lessors, mortgagors, bailors, warehouse owners and/or operators and consignors of or at the Collateral Locations used by Borrowers, all in form and manner satisfactory to Lender.

SECTION 3.6. CROSS COLLATERALIZATION. Each Borrower acknowledges and agrees that (A) the Collateral secures all of the Liabilities, including, but not limited to, the Loans and (B) Lender shall not release any lien on the Collateral unless and until all the Liabilities (whether arising pursuant to this Agreement or otherwise) other than contingent indemnification obligations under this Agreement are paid in full.

ARTICLE FOUR. REPRESENTATIONS AND WARRANTIES

SECTION 4.1. BORROWERS. Each Borrower represents and warrants to the Lender that:

(A) Organization, Etc.Borrower 1 is duly organized and validly existing under the laws of the State of Washington and is duly qualified and in good standing or has applied for qualification as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to register could not reasonably be expected to have a material adverse effect on Borrower 1. Borrower 2 is duly organized and validly existing under the laws of the State of Illinois and is duly qualified and in good standing or has applied for qualification as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to register could not reasonably be expected to have a material adverse effect on Borrower 2.

(B) Authorization: No Conflict. The execution and delivery of the Documents are all within the corporate powers of it, have been duly authorized by all necessary action, have, or by the time of their execution and delivery shall have, received all necessary governmental or regulatory approval (if any shall be required), and do not and will not contravene or conflict with any provision of (i) law, rule, regulation or ordinance, the violation of which could reasonably be expected to have a material adverse effect on any Borrower, (ii) the articles of incorporation or by-laws of it; or (iii) any agreement binding upon it or any of their properties, as the case may be, the violation of which could reasonably be expected to have a material adverse effect on any Borrower.

(C) Validity and Binding Nature. The Documents executed by it are the legal, valid and binding obligations of it, enforceable against it, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights and remedies of creditors and except as the availability of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

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(D) Title to Assets. Except as set forth in Section 4.1(E) of this Agreement, it has good and marketable title to all assets owned by it, including, but not limited to, the Collateral owned by it, subject to no (i) liens, encumbrances, security interests, or mortgages; (ii) zoning, building, fire, health or environmental code violations of any governmental authority, the violation of which could reasonably be expected to have a material adverse effect on any Borrower; and (iii) violations of any covenants, conditions or restrictions of record, the violation of which could reasonably be expected to have a material adverse effect on Borrowers on a consolidated basis.

(E) Liens. None of its assets are subject to any lien, encumbrance or security interest, except for Permitted Liens.

(F) Financial Statements. Its financial statements which have been previously delivered to Lender have been prepared on a basis and in conformity with generally accepted accounting principles consistently applied, are true and correct and fairly present the consolidated financial condition of it as at the dates of such financial statements and the results of its operations for the periods then ended, and since the date of the latest financial statement delivered to Lender there has been no material adverse change in the financial condition or operations.

(G) Litigation and Contingent Liabilities. Except as set forth on Exhibit 4.1(G) attached hereto, no litigation or arbitration, administrative or governmental proceedings are pending or threatened against it which would, if adversely determined, materially and adversely affect its financial condition or continued operations.

(H) No Violations of Laws. It (i) is not in material violation of any law, ordinance, rule, regulation, judgment, decree or order of any federal, state or local governmental body or court; and (ii) has obtained all required permits, certificates, licenses, approvals and other authorizations from governmental agencies and entities (whether federal, state or local) necessary to carry on its operation, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrowers on a consolidated basis.

(I) Burdensome Obligations. Except (i) for indentures, agreements, leases, contracts, deeds or other instruments entered into in the ordinary course of business that are not otherwise precluded or prohibited pursuant to the Documents; and (ii) as set forth on Exhibit 4.1(I) attached hereto, it is not a party to any indenture, agreement, lease, contract, deed or other instrument, or subject to any partnership restrictions or has any knowledge of anything which would materially and adversely affect or impair the business, assets, operations, properties, or condition, financial or otherwise, of Borrowers on a consolidated basis.

(J) Taxes. Except as set forth on Exhibit 1.1-7 attached hereto, all federal, state and local tax returns required to be filed by it have been filed with the appropriate governmental agencies and all taxes due and payable by it have been timely paid, except for immaterial for items for which adequate reserve has been made.

(K) No Default or Event of Default. No event or condition exists under any material agreement, instrument or document to which it is a party or may be subject, or by which it or any of its properties are bound, which constitutes a default or an event of default thereunder, or will, with the giving of notice, passage of time, or both, would constitute a default or event of default thereunder where such default could reasonably be expected to have a material adverse effect on any Borrower.

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(L) Employee Benefit Plans. Each employee benefit plan, if any, (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time) maintained by it complies in all material respects with all applicable requirements of law and regulations and all payments and contributions required to be made with respect to such plans have been timely made.

(M) Federal Laws and Regulations. It is not (i) an "investment company" or a company "controlled", whether directly or indirectly, by an "investment company", within the meaning of the Investment Company Act of 1940, as amended; (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(N) Fiscal Year. The fiscal year of it ends on December 31 of each year.

(O) Officers of It. As of the Closing Date, each Person listed below holds the respective office or offices in it set forth next to such Person's name:

Borrower 1	Name	Office

	Firoz Lalji	Chairman and Chief Executive Officer

	Scott Koerner	Executive Vice-President

	Ronald McFadden	Senior Vice-President and Chief Financial Officer

Borrower 2	Name	Office

	Firoz Lalji	Chairman

	Christina Corley	President and Chief Executive Officer

	Jack Mellor	Chief Financial Officer

	Ronald McFadden	Secretary and Treasurer

(P) Genuineness of Accounts Receivable. All the Accounts Receivable of it are genuine and were incurred in the ordinary course of business and are not in default.

(Q) Collateral Locations. All of the tangible Collateral is located at the Collateral Locations.

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(R) Subordinated Debt. The agreements, documents and instruments attached to the Subordination Agreements being executed and delivered contemporaneously with the execution of this Agreement are true and correct copies of all of the documentation evidencing the Subordinated Debt in existence as of the date of this Agreement and represent the complete agreement of Borrowers to make payments with respect to the Subordinated Debt, and there have been no changes, modifications, alterations or amendments to such agreements, documents and instruments.

(S) CPCS Stock Purchase Agreement. The CPCS Stock Purchase Agreement attached hereto as an exhibit is a true and correct copy of the CPCS Stock Purchase Agreement and represents the complete agreement of Borrower 1 to purchase all classes of the stock of Borrower 2 and there have been no changes, modifications, alterations or amendments to the CPCS Stock Purchase Agreement.

ARTICLE FIVE. COVENANTS

SECTION 5.1. BORROWERS. Until all the Liabilities are paid in full (other than contingent indemnification obligations), each Borrower covenants and agrees that:

(A)         Financial Statements and Certificates.  It will furnish to the Lender:

(i)           within 90 days after the close of each fiscal year of it, a copy of the annual audited report of it consisting of at least a balance sheet, statement of operating results and retained earnings, statement of cash flows and notes to financial statements, profit and loss statement and statement of changes in financial position of it prepared on a consolidating and consolidated basis and in conformity with generally accepted accounting principles, duly prepared by certified public accountants of recognized standing selected by it and approved by the Lender, together with such certificate from such accountants as may be required under generally accepted accounting practices and principles and the rules and regulations of the SEC;

(ii)          within (a) 30 days after the end of each month other than the month ending at the end of its fiscal year, and (b) 60 days after the end of the month ending at the end of its fiscal year, a copy of an unaudited financial statement of it prepared in the same manner as the report referred to in clause (i) above (including, but not limited to, prepared on a consolidating and consolidated basis and in conformity with generally accepted accounting principles) with the exception that the monthly reports other than monthly reports dated as of the end of any fiscal quarter of it do not need to take into account all adjustments necessary to be in accordance with generally accepted accounting principles, signed by the chief financial officer or controller or treasurer of it and consisting of at least a balance sheet as at the close of such month and statements of earnings and cash flow statement  for such month and for the period from the beginning of such fiscal year to the close of such month;

(iii)         within 10 days after the end of each month, (1) a statement showing age and reconciliation of its Accounts Receivable and accounts payable for the preceding month and a status of its Inventory showing location, components and value, in such form and detail as Lender may reasonably request; and (2) documentation to support the Accounts Receivable statement set forth in clause (iii)(1) above, including, but not limited to, sales reports, cash receipts reports and credit and debit journals; and (3) a certificate signed by the President or chief financial officer or controller or treasurer of it providing that the items being provided to Lender pursuant to clauses (iii)(1) and (2) above are true and correct in all material respects;

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(iv)         within 30 days after the end of each fiscal quarter of it, a certificate, in form and manner satisfactory to Lender, signed by the president or chief financial officer or controller or treasurer of it providing that (a) it is in compliance with all covenants set forth in the Documents as of the end of such fiscal quarter, including, but not limited to, any and all of the financial covenants contained in the Documents; and (b) no Event of Default has occurred, or may occur with the giving of notice or passage of time, or both;

(v)          within 30 days after the end of each month, copies of all of its bank statements and reconciliations thereof, including, but not limited to, Lock Box Accounts statements received during such month;

(vi)         by Noon, Chicago time, of the  first Business Day of each week, computed as of the close of business for the immediately preceding Business Day, (a) each Borrower’s Accounts Receivable aging summary; and (b) sales report and cash receipt report setting forth each Borrower’s sales and cash receipts from the immediately preceding weekly sales and cash receipt reports provided to Lender; and (c) computed as of the close of business for the immediately preceding Business Day (a “Weekly Borrowing Base Certificate”), a completed Borrowing Base Certificate for Borrower 2, which shall be executed by the President or the chief financial officer or controller or treasurer of any Borrower;

(vii)       no later than the 10th Business Day of each month, computed as of the close of business on the last Business Day of the preceding month (a “Monthly Borrowing Base Certificate”), and with each request for a Working Capital Loan hereunder computed as of the close of business on the immediately preceding Business Day, and at such times as Lender may request computed as of the close of business on the immediately preceding Business Day (each such certificate required on each Loan or at Lender’s request shall be referred to as a “Daily Borrowing Base Certificate”), a completed Borrowing Base Certificate for each Borrower, which shall be executed by the President or the chief financial officer or controller or treasurer of (a) Borrower 1 with respect to Line of Credit 1; and (b) any Borrower with respect to Line of Credit 2;

(viii)      within 45 days after the end of each of Borrower’s fiscal years, a copy of its Business Plan for the fiscal year immediately following such ending fiscal year;

(ix)         schedules of Accounts Receivable in form and manner acceptable to Lender (which shall include current addresses and telephone numbers of Account Debtors) as often as requested by Lender, but not less frequently than semi-annually;

(x)         at Lender's request, Borrowers shall also furnish Lender with copies (or, at Lender's request after an Event of Default, originals) of all orders, invoices, and similar agreements and documents, and all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for Inventory, the sale or disposition of which has resulted in Accounts Receivable;

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(xi)         the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts Receivable, immediately upon receipt thereof and in the same form as received, with all necessary endorsements to enable Lender to enforce the same;

(xii)       copies of all federal and state income tax returns of it, including, but not limited to, requests for extensions of such income tax returns, when and as filed;

(xiii)       copies of any and all reports, examinations, notices, warnings and citations issued by any governmental or quasi-governmental (whether federal, state or local), unit, agency, body or entity with respect to it; and

(xiv)      such other information as the Lender from time to time reasonably requests.  Borrower's failure to deliver or execute and deliver any of the items listed in this Section shall not affect or limit Lender's security interest in the Collateral.

                                (B)           Books, Records and Inspections.  It will (i) maintain complete and accurate books and records; (ii) permit reasonable access by the Lender to the books and records of it; (iii) make entries on its books and records, in form and manner satisfactory to Lender, disclosing Lender’s security interest in the Collateral and shall keep a separate account on its books of all collections received thereon; and (iv) permit the Lender, upon reasonable notice, to inspect the properties, whether real or personal, and operations of it.  Without limitation of the foregoing, it acknowledges and agrees that Lender shall conduct at least quarterly field audits of it each year.

                                (C)           Insurance.  It will maintain such insurance as may be required by law and such other insurance to the extent and against such hazards and liabilities as is customarily maintained by companies similarly situated.  All property insurance policies with respect to the Collateral shall contain loss payable clauses in form and substance reasonably satisfactory to the Lender, naming the Lender as a loss payee as its interest may appear, and providing that such policies and loss payable clauses may not be canceled, amended or terminated unless at least thirty (30) days prior written notice thereof has been given to the Lender.  All insurance proceeds received by the Lender may be retained by the Lender, in its sole discretion, for application to the payment of any of the principal or interest on the Liabilities then due and owing the Lender by it as the Lender may determine; provided, however, that so long as (i) no Event of Default shall then exist or will exist with the giving of notice, the passage of time, or both, and no Event of Default shall exist or will exist with the giving of notice, the passage of time, or both, at any time during the period of any acquisition of replacement property; and (ii) the Revolving Loans plus outstanding Approvals shall not then or at any time or from time to time during the period of any acquisition of replacement property do not exceed the advance limitations described in Sections 2.1(A) and (B) of this Agreement, upon Borrower’s written request to Lender made on or before the disbursement of such insurance proceeds to Lender, such insurance proceeds may be used to replace the property with respect to which such insurance proceeds were paid and any such insurance proceeds shall be disbursed directly to Vendors of the Inventory being replaced.

                               (D)          Taxes and Liabilities.  It will pay when due all taxes, assessments and other liabilities except as contested in good faith and by appropriate proceedings and for which adequate reserves have been established.

                                (E)           Restriction on Dividends.  Except for the declaration and payment of cash dividends from Borrower 2 payable solely to Borrower 1 from time to time, it will not declare or pay, or authorize a declaration or payment of, any dividend, whether a cash dividend or stock dividend, or make any distribution in cash, property or securities in respect of, any class of its capital stock; provided, however, that so long as no Event of Default has occurred and is continuing, or will occur with the giving of notice, the passage of time, or both, it may take those actions allowed pursuant to the proviso set forth in Section 5.1(K) of this Agreement.

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                                (F)           Indebtedness.  It will not incur or permit to exist any indebtedness or liability for borrowed money or for the deferred purchase price of any property or any services, except for Permitted Indebtedness.

                                (G)           Liens.  It will not create or permit to exist any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest with respect to any assets now owned or hereafter acquired and owned, except for Permitted Liens.

                                (H)          Guaranties, Loans or Advances.  Except for Permitted Loans, it will not become or be a guarantor or surety of, or otherwise become or be responsible in any manner with respect to any undertaking of any other Person, or make or permit to exist any loans or advances to any other Person, except for the endorsement, in the ordinary course of collection, of instruments payable to it or to its order.

                                (I)            Mergers, Consolidations and Sales.  It will not be a party to any merger or consolidation with, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign, with or without recourse, any Accounts Receivable, except with the prior written consent of the Lender which consent shall not be unreasonably withheld, delayed or conditioned.

                                (J)            Self-Dealing.  Except for Permitted Loans, the lease and sale of property from time to time from Borrower 1 to Borrower 2 and as permitted pursuant to the proviso in Section 5.1(K) of this Agreement, it shall not purchase, acquire or lease any property from, or sell, transfer or lease any property to (a) any Affiliate, (b) any officer, director or shareholder of it or any Affiliate, (c) any guarantor of any of the Liabilities or (d) any member of the immediate family of any of the foregoing, except on terms comparable to the terms which would prevail in an arms-length transaction between unaffiliated third parties.

                                (K)          Stock.  It will neither purchase, retire, redeem or otherwise acquire any shares nor issue any additional shares of any class of capital stock of it; provided, however, that it may (i) issue additional shares of any class of capital stock of it; (ii) repurchase shares of capital stock of it from officers, directors, employees or consultants pursuant to stock repurchase agreements entered into by Borrower in the ordinary course of business; (iii) retire shares of capital stock of it in connection with a reverse stock split; and (iv) purchase shares of capital stock of it in connection with an open market repurchase or exchange of Borrower’s publicly traded equity securities,  so long as any of the foregoing described in this proviso shall not cause an Event of Default to occur either immediately or with the giving of notice, the passage of time, or both.

                                (L)           Violation of Law.  It will not materially violate any law, statute, ordinance, rule, regulation, judgment, decree, order, writ or injunction of any federal, state or local authority, court, agency, bureau, board, commission, department or governmental body where such violation could be expected to have a material adverse effect on any Borrower.

                                (M)         Unconditional Purchase Obligations.  It will neither enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

                                (N)          Maintenance of Business.  It will preserve its corporate existence in the jurisdiction of establishment as set forth in Section 4.1(A) of this Agreement and it will not operate in any business other than (i) a business substantially the same as the business of it as in effect on the date of this Agreement; or (ii) as set forth on Exhibit 5.1 (N) attached hereto.

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                                (O)          Employee Benefit Plans.  It will (i) maintain each employee benefit plan as to which it may have any liability in substantial compliance with all applicable requirements of law and regulations;  (ii) make all payments and contributions required to be made pursuant to such plans in a timely manner; and (iii) neither establish any new employee benefit plan (except for a new stock option plan to be submitted for approval by Borrower’s shareholders in 2003), agree or contribute to any multi-employer plan nor amend any existing employee pension benefit plan in a manner which would materially increase its obligation to contribute to such plan.

                                (P)           Use of Proceeds.  It will not permit any proceeds of the Loans to be used either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

                                (Q)          Good Title.  It shall at all times maintain good and marketable title to all of its assets.

                                (R)           Officers of Borrower. Borrower shall give Lender written notice if any Person listed below fails to hold the respective office or offices in it set forth next to such Person's name:

Borrower 1
	Name	Office

	Firoz Lalji	Chairman and Chief Executive Officer

	Scott Koerner	Executive Vice-President

	Ronald McFadden	Senior Vice-President and
Chief Financial Officer

Borrower 2
	Name	Office

	Firoz Lalji	Chairman

	Christina Corley	President and Chief Executive Officer

	Jack Mellor	Chief Financial Officer

	Ronald McFadden	Secretary and
Treasurer

(S) Eligible Accounts Receivable and Eligible Inventory. If it determines that a previously scheduled Eligible Accounts Receivable or Eligible Inventory ceases to be an Eligible Accounts Receivable or Eligible Inventory under any of the criteria described in Section 1.1 of this Agreement, then it shall immediately notify the Lender thereof.

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                                (T)           Certification.  All reports, certificates, schedules, notices and financial information submitted by it to the Lender pursuant to this Agreement shall be certified as true and correct (unless a different standard is otherwise allowed hereunder) by the President or any other authorized officer of it.

                                (U)          Collateral Locations; Material Adverse Change.  It shall give the Lender (i) 30 days prior written notice of the location of any Collateral at any place other than the Collateral Locations; and (ii) prompt written notice of any event, occurrence or other matter which has resulted or may result in a material adverse change in it’s financial condition or business operations.

                                (V)           Fiscal Year.  The fiscal year of it shall end on December 31 of each year.

                                (W)         Unsubordinated Debt To Tangible Net Worth Ratio.  It shall not cause, suffer or permit the ratio of (i) Borrowers’ total consolidated liabilities minus subordinated debt to (ii) Borrowers’ Tangible Net Worth to be greater the following, as measured at the end of each fiscal quarter:

Ratio	Dates

(REDACTED)	March 31, 2003 through September 30,
2003

(REDACTED)	Commencing on December
31, 2003 and continuing at
all times thereafter

(X) Tangible Net Worth. It shall not cause, suffer or permit Borrowers consolidated Tangible Net Worth to be less than the following, as measured at the end of each fiscal quarter:

Amount	Dates

(REDACTED)	March 31, 2003 through September 30,
2003

(REDACTED)	Commencing on December
31, 2003 and continuing at
all times thereafter

                                (Y)              Fixed Charge Coverage.  Borrowers shall maintain a consolidated Fixed Charge Coverage of not less than (REDACTED), all as measured at the end of each fiscal quarter, as calculated for the 12 month period ending at the end of such fiscal quarter.

                                (Z)              Current Ratio.  It shall not cause, suffer or permit Borrowers’ consolidated Current Ratio to be less than (REDACTED), all as measured at the end of each fiscal quarter.

                                (AA)          Subordinated Debt.  Except as set forth in the Subordination Agreements, it will not make any payments pursuant to the Subordinated Debt.

                                (BB)           Returns of Inventory.  Borrowers shall not place on any reports to be provided to Lender pursuant to the Documents, including, but not limited to, Section 5.1(A) of this Agreement any Inventory constituting returns of Inventory received by Borrower that is either not in new and saleable condition or has not or is not in the process of being returned to a Vendor.  If an Event of Default has occurred and is continuing, no return of Inventory shall be accepted, and no sale of returned Inventory shall be made, by Borrower without Lender's prior written consent.

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                                (CC)        Inventory System.  Borrowers shall maintain a perpetual inventory system, keeping accurate records itemizing and describing the kind, type, age, quality, quantity and cost of Inventory and withdrawals and additions.  Such records shall be available for inspection during Borrower's usual business hours at the request of Lender or its designee.

                                (DD)       Business Plan.  Each Business Plan shall (i) constitute its best good faith estimate of its management regarding the course of its business for the period covered by such Business Plan; and (ii) be based on assumptions which shall be reasonable and realistic based on the then current economic conditions at the time of preparation of such Business Plan.

                                (EE)         Ownership of Borrower 2.  Borrower 1 will at all times own, directly or indirectly, 100% of each and every class of issued and outstanding common capital stock of Borrower 2, and the voting power over said stock.

                                (FF)         CPCS Stock Purchase Agreement.  The CPCS Stock Purchase Agreement will not be materially amended, altered or terminated without the prior written consent of Lender.  Borrowers shall deliver to Lender copies of all amendments, alterations or terminations of the CPCS Stock Purchase Agreement.

                                (GG)        Line of Credit 2 Conditions Precedent.  By no later than the Line of Credit 2 Commencement Date, all of the Line of Credit 2 Conditions Precedent shall be met or fulfilled in their entirety to the satisfaction of Lender.

ARTICLE SIX.  CONDITIONS PRECEDENT

                SECTION 6.1.        SPECIAL CONDITIONS PRECEDENT TO THE MAKING OF THE FIRST REVOLVING LOAN.  Lender's obligation to make the first Revolving Loan is subject to the fulfillment of each and every one of the following conditions prior to or contemporaneously with the making of such first Revolving Loan:

                                (A)          Delivery of Documents, Information and Fees.  The Lender shall have received each of the following, in form and substance satisfactory to the Lender and its counsel, and where applicable, duly executed and recorded:

(i)	Certificates of the Secretaries of Borrowers certifying as to (a) all corporate actions taken and consents made by Borrowers to authorize the transactions provided for or contemplated under this Agreement and the execution, delivery and performance of the Documents; and (b) the names of the officers or employees of Borrowers authorized to sign the Documents, together with a sample of the true signature of each such Person. (Lender may conclusively rely on such certificates until formally advised by a like certificate of any changes therein.);

(ii)	Acknowledgment copies from the appropriate governmental authority of all Uniform Commercial Code financing statements required to perfect the Lender's security interests in the Collateral;

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(iii)	Copies of Uniform Commercial Code, tax lien and judgment searches made with such governmental offices as Lender deems necessary;

(iv)	Certificates of insurance and loss payable clauses covering the Collateral and meeting the requirements of this Agreement;

(v)	The Subordination Agreements, including, but not limited to, from each Person pursuant to the CPCS Stock Purchase Agreement who is either entitled to receive any Contingent Payment (as defined in the CPCS Stock Purchase Agreement) and/or is a holder of any “Promissory Notes” (as defined in the CPCS Stock Purchase Agreement);

(vi)	The executed opinion of counsel of counsel to Borrowers addressed to the Lender and dated the date of this Agreement;

(vii)	Certified copies of the Articles of Incorporation or Charter and By-laws of each Borrower, as restated or amended as to the date of this Agreement;

(ix)	Certificates of good standing for each Borrower in the jurisdiction of their incorporation, in the principal places in which they conduct business and in places in which they own real estate and/or Collateral;

(x)	All fees and costs of Lender agreed to be borne by Borrowers pursuant to the Documents; and

(xi)	Such other instruments or documents as the Lender may reasonably request.

                SECTION 6.2.        SPECIAL CONDITIONS PRECEDENT TO THE MAKING OF THE FIRST REVOLVING LOAN 1.  In addition to all other requirements of this Agreement, including, but not limited to, those set forth in Sections 6.1and 6.4 of this Agreement, Lender’s obligation to make each Revolving Loan 1 is subject to the fulfillment of each and every of the following conditions prior to or contemporaneously with the making of each and every such Revolving Loan 1:

                                (A)          Delivery of Documents, Information and Fees.  The Lender shall have received each of the following, in form and substance satisfactory to the Lender and its counsel, and where applicable, duly executed and recorded:

(i)	The Lock Box Agreements relating to Borrower 1;

(ii)	The Third Party Waivers relating to Borrower 1;

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(iii)	The Borrower 1 IBMCC Intercreditor Agreements; and

(iv)	Such other instruments or documents as the Lender may reasonably request.

                SECTION 6.3.        SPECIAL CONDITIONS PRECEDENT TO THE MAKING OF THE FIRST REVOLVING LOAN 2.  In addition to all other requirements of this Agreement, including, but not limited to, those set forth in Sections 6.1and 6.4 of this Agreement, Lender’s obligation to make each Revolving Loan 2 is subject to the fulfillment of each and every of the following conditions prior to or contemporaneously with the making of each and every such Revolving Loan 2:

                                (A)          Delivery of Documents, Information and Fees.  The Lender shall have received each of the following, in form and substance satisfactory to the Lender and its counsel, and where applicable, duly executed and recorded:

(i)	The Lock Box Agreements relating to Borrower 2;

(ii)	The Third Party Waivers relating to Borrower 2;

(iii)	The Borrower 2 IBMCC Intercreditor Agreements;

(iv)	Evidence that the Borrower 2 IBMCC Credit Financing has been reduced to a maximum principal amount of $4,000,000.00;

(v)	Evidence that the only assets of Borrowers pledged to secure the Borrower 2 IBMCC Liabilities shall then only be inventory of Borrower 2 purchased from IBM; and

(vi)	Such other instruments or documents as the Lender may reasonably request.

                SECTION 6.4.        GENERAL CONDITIONS PRECEDENT TO EACH LOAN.  In addition to all other requirements of this Agreement, including, but not limited to, those set forth in Sections 6.1, 6.2 and 6.3 of this Agreement, Lender’s obligation to make each Loan is subject to the fulfillment of each and every of the following conditions prior to or contemporaneously with the making of each and every such Loan:

                                (A)          No Event of Default.  No Event of Default shall have occurred and be continuing, may occur with the giving of notice, the passage of time or both or shall result from the making of any Loan.

                                (B)           No Material Adverse Change.  There shall have been no material adverse change in the business of any Borroweror the financial condition of Borrowers on a consolidated basis from the most recent financial statements submitted by Borrowers to Lender.

                                (C)           Continuation of Representations and Warranties.  The representations and warranties contained in this Agreement shall be true and correct in all material respects as of the making of any Loan, with the same effect as though made on such dates.

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                                (D)          Receipt of Certificate.  The Lender shall have received its completed form borrowing base certificate from Borrowers upon any request for a Revolving Loan, which shall be executed as specified in Article Two of this Agreement.

                                                                  ARTICLE SEVEN.  EVENTS OF DEFAULT

                SECTION 7.1.        EVENTS OF DEFAULT.  Each of the following acts, occurrences or omissions shall constitute an event of default under this Agreement (herein referred to as an "Event of Default"), whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body or tribunal:

                                (A)          Any Borrower shall default in the payment when due of any principal amount due and owing to the Lender under any of the Documents; or

                                (B)           Any Borrower shall default in the payment when due of any interest amount due and owing to the Lender under any of the Documents within 20 days of the billing date of such interest; or

                                (C)           Except for the Event of Default set forth in Sections 7.1(A) and (B) of this Agreement, default, and continuance thereof for 30 days after written notice thereof to Borrowers by the Lender, in the payment of any other amount owing by any Borrower to the Lender pursuant to the Documents or pursuant to any other agreement, note, instrument or guarantee; or

                                (D)          Any representation or warranty made by any Borrower contained in the Documents shall at any time prove to have been incorrect in any material respect when made and not cured as of the date of such discovery; or

                                (E)           Any Borrower shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under any financial or ownership covenant or any covenant relating to the Line of Credit 2 Conditions Precedent contained in the Documents, including, but not limited to, Sections 5.1(W) through (Z), 5.1 (EE) and 5.1(GG) of this Agreement; or

                                (F)           Any Borrower shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under the Documents (not constituting an Event of Default under any other clause of this Section 7.1 of this Agreement) and such default shall continue unremedied for 30 days after written notice thereof shall have been given by the Lender to Borrowers; or

                                (G)           Either: (i) any Borrower shall become insolvent or generally fail to pay, or admit in writing its inability to pay, such Person's debts as they become due, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against any Borrower or any Borrower makes an assignment for the benefit of creditors; provided, however, that no Event of Default shall exist pursuant to this Subsection E, Clause (i) due to an involuntary bankruptcy case, proceeding or petition filed against any Borrower unless such involuntary case, proceeding or petition shall not have been dismissed or withdrawn within 60 days after the date of such involuntary filing; or (ii) corporate or other action shall be taken by any Borrower for the purpose of effectuating any of the foregoing; or

                                (H)          If notice is given that the Collateral, or any part of the Collateral having a book value exceeding $150,000.00, is subject to levy, attachment, seizure, or confiscation or uninsured loss; provided, however, that the deductible amount on any insurance policy currently in effect on the Collateral shall not be considered an uninsured loss pursuant to this Subsection; or

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                                (I)            Any Borrower shall be dissolved, whether voluntarily or involuntarily and such Person has not taken all actions required to become reinstated; or

                                (J)            Subject to any applicable cure and/or notice periods, any material default shall occur under any material agreement, document or instrument binding upon any Borrower, or any assets of any Borrower, including, but not limited to, any default in the payment when due of any principal of or interest on any indebtedness for money borrowed or guaranteed by any Borrower, or any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Borrower with respect to any purchase or lease of any real or personal property or services;

                                (K)          Any default or event of default (howsoever such terms are defined) shall occur under any Third Party Financing;

                                (L)           Any default or event of default (howsoever such terms are defined) shall occur under any IBMCC Credit Financing; or

                                (M)         Lender gives Borrowers written notice (an “Insecurity Notice”) that Lender, in good faith, deems itself reasonably insecure for any reason due to any material adverse change in the business, assets or liabilities, financial condition, results of operations or business prospects of any Borrower; provided, however, that no Event of Default shall exist pursuant to this clause (M) until sixty (60) days after the sending of such Insecurity Notice; or

                                (N)          Any default or event of default (howsoever such terms are defined) shall occur under the CPCS Stock Purchase Agreement.

Notwithstanding anything contained in this Section 7.1, any Event of Default under any of Sections 7.1(J), (K), (L) or (N) of this Agreement caused by the occurrence of any default or event of default under any other agreement, document or instrument shall be automatically cured for purposes of this Agreement upon the cure or waiver of such default or event of default under such other agreement, document or instrument.

                                                                             ARTICLE EIGHT.  REMEDIES

                SECTION 8.1.        REMEDIES UPON DEFAULT.  Upon the occurrence and continuance of any Event of Default, and the expiration of any applicable cure period, and in every such event:

                                (A)          notwithstanding anything in the Documents, Lender may, in its sole and arbitrary discretion, declare the principal of and interest on any or all of the Loans, and all other amounts owed under the Documents, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; and

                                (B)           Lender may, in its sole and arbitrary discretion, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, exercise all of the remedies of a secured party and mortgage holder under applicable law, including, but not limited to, the UCC, and all of its rights and remedies under the Documents; and

                                (C)           Lender may require any Borrower to make the Collateral and the records pertaining to the Collateral available to the Lender at a place designated by the Lender which is reasonably convenient or may take repossession of the Collateral and the records pertaining to the Collateral without the use of any judicial process and without any prior notice thereof to Borrowers; and

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                                (D)          except as otherwise provided by law, Lender may, at its option, and in its sole and arbitrary discretion, sell the Collateral at public or private sale upon such terms and conditions as Lender may reasonably deem proper, and Lender may purchase the Collateral at any such sale, and apply the net proceeds, after deducting all costs, expenses and attorneys' fees incurred at any time in the collection of the indebtedness of Borrowers to the Lender and in the protection and sale of the Collateral, to the payment of said indebtedness, returning the remaining proceeds, if any, to Borrowers, with Borrowers remaining liable for any amount remaining unpaid after such application; and

                                (E)           the Lender may, at its option, and in its reasonable discretion, grant extensions, compromise claims and settle Accounts Receivable for less than face value, all without prior notice to Borrowers; and

                                (F)           Lender may, at its option, and in its sole and arbitrary discretion, use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by any Borrower; and

                                (G)           Each Borrower shall, upon the request of the Lender, forthwith upon receipt, transmit and deliver to the Lender in the form received, all cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by Lender) which may be received by such Borrower at any time in full or partial payment of any Collateral.  Borrowers shall not commingle any such items which may be so received by any Borrower with any other of its funds or property but shall hold them separate and apart from their own funds or property and in trust for the Lender until delivery is made to Lender; and

                                (H)          the Lender may, at its option, and in its reasonable discretion, accept the return of any Inventory directly from an Account Debtor, without notice to or consent by Borrowers.

                SECTION 8.2.        REMEDIES ARE SEVERABLE AND CUMULATIVE.  All provisions contained herein pertaining to any remedy of the Lender shall be and are severable and cumulative and in addition to all other rights and remedies available in the Documents, at law and in equity, any one or more may be exercised simultaneously or successively.  Any notification required pursuant to this Article Eight or under applicable law shall be reasonably and properly given to Borrowers at the address and by any of the methods of giving such notice as set forth in this Agreement, at least 5 days before taking any action.

ARTICLE NINE.  MISCELLANEOUS

                SECTION 9.1.        NO WAIVER; MODIFICATIONS IN WRITING.  No failure or delay on the part of Lender in exercising any right, power or remedy pursuant to the Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification, supplement, termination or waiver of any provision of the Documents, nor any consent by Lender to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender.  Any waiver of any provision of the Documents and any consent by Lender to any departure by any Borrower from the terms of any provision of the Documents shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

                SECTION 9.2.        SET-OFF.  Lender shall have the right to set-off, appropriate and apply toward payment of any of the Liabilities, in such order of application as Lender may from time to time and at any time elect, any cash, credit, deposits, accounts, securities and any other property of any Borrower which is in transit to or in the possession, custody or control of Lender, or any agent, bailee, or Affiliate of Lender. Each Borrower hereby grants to Lender a security interest in all such property.

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SECTION 9.3. NOTICES, ETC. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing personally delivered or sent by overnight courier or by facsimile machine, and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent by facsimile machine or one (1) day after such notice is sent by overnight courier to the intended recipient thereof in accordance with the provisions of this Section 9.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.3 of this Agreement, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses indicated for such party below:

If to the Borrowers:	Zones, Inc.
707 South Grady Way
Renton, Washington 98055
Attention: Chief Executive Officer
Phone: (425) 430-3000
Fax No.: (425) 430-3626

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With a copy to:	Joe M. Wallin
Gray Cary Ware & Freidenrich LLP
701 Fifth Avenue, Suite 7000
Seattle, WA 98104
Phone: (206) 839-4800
Fax No.: (206) 839-4801

If to the Lender:	Transamerica Commercial Finance Corporation
5595 Trillium Boulevard
Hoffman Estates, Illinois 60192
Attn: Michelle Rice
Phone: (847) 747-7589
Fax No.: (847) 747-7436

With a copy to:	Steven Bright, Esq.
Levenfeld Pearlstein
211 Waukegan Road
Suite 300
Northfield, Illinois 60093
Phone: (847) 441-7676
Fax: (847) 441-9976

SECTION 9.4. COSTS, EXPENSES AND TAXES. Borrowers agree to pay all out-of-pocket fees and expenses of Lender (including, but not limited to, UCC Filing and Search Fees and fees and expenses of outside counsel to Lender and paralegals) in connection with the field audits and the enforcement of the Documents and the Loans; provided, however, that (A) so long as no Event of Default shall have occurred or will occur with the giving of notice, the passage of time, or both, the quarterly field audit fees and costs to be paid by Borrowers shall not exceed $1000.00 per day per audit per Borrower, $5000.00 per audit per Borrower and an aggregate of $40,000.00 annually for audits on all Borrowers; and (B) if prior to conducting an audit Lender eliminates all (REDACTED), then no payment shall be due by Borrowers for audit fees relating to such audit; provided, further, that if any (REDACTED) is reinstated, then audit fees shall be due and owing by Borrowers for any audit conducted by Lender following such reinstatement. In addition, Borrowers shall pay any and all stamp, transfer and other taxes payable or determined to be payable in connection with the execution and delivery of the Documents and agrees to hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. If any suit or proceeding arising from any of the foregoing is brought against Lender, Borrowers, to the extent and in the manner directed by Lender, will resist and defend such suit or proceeding or cause the same to be resisted and defended by counsel approved by Lender (Gray Cary Ware & Freidenrich LLP is hereby approved). If any Borrower shall fail to do any act or thing which it has covenanted to do under this Agreement or any representation or warranty on the part of any Borrower contained in this Agreement shall be breached, Lender may, in its sole and arbitrary discretion, after 10 days written notice is sent to Borrowers, do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose; and any and all amounts so expended by the Lender shall be repayable to the Lender by Borrowers immediately upon the Lender's demand therefor, with interest at a rate equal to the highest interest rate set forth in this Agreement in effect from time to time during the period from and including the date funds are so expended by Lender to the date of repayment, and any such amounts due and owing Lender shall be deemed to be part of the Liabilities secured hereunder. The obligations of Borrowers under this Section shall survive the termination of this Agreement and the discharge of the other obligations of Borrower under the Documents.

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                SECTION 9.5.        COMPUTATIONS. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles applied on a basis consistent with those at the time in effect.

                SECTION 9.6.        FURTHER ASSURANCES.  Borrower agrees to do such further acts and things and to execute and deliver to Lender such additional assignments, agreements, powers, documents and instruments as Lender may reasonably require or deem advisable to carry into effect the purposes of the Documents, or to confirm unto Lender its rights, powers and remedies under the Documents.

                SECTION 9.7.        COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which counterparts, once they are executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

                SECTION 9.8.        BINDING EFFECTS; ASSIGNMENT.  This Agreement shall be binding upon, and inure to the benefit of, Lender, each Borrower and their respective successors, assigns, representatives and heirs. No Borrower shall assign any of its rights nor delegate any of its obligations under Documents without the prior written consent of Lender and no such consent by Lender shall, in any event, relieve any Borrower of any of its obligations under the Documents.

                SECTION 9.9.        HEADINGS.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision of this Agreement and shall not affect the construction of this Agreement.

                SECTION 9.10.      ENTIRE AGREEMENT.  This Agreement, together with the Documents, contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all prior representations, agreements, covenants and understandings, whether oral or written, related to the subject matter of the Agreement.  Except as specifically set forth in this Agreement, Lender makes no covenants to any Borrower, including, but not limited to, any other commitments to provide any additional financing to any Borrower.

                SECTION 9.11.      GOVERNING LAW.  This Agreement shall be deemed to be a contract made under the laws of the State of Illinois and for all purposes shall be construed in accordance with the laws of the State of Illinois.

                SECTION 9.12.      SEVERABILITY OF PROVISIONS.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                SECTION 9.13.      CONFLICT.  In the event of any conflict between this Agreement and any of the other Documents, the terms and provisions of this Agreement shall govern and control.

                SECTION 9.14.      POWER OF ATTORNEY.  Each Borrower hereby grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender, at its option but without obligation, at Borrowers' sole expense, in such Borrower's name or otherwise, to the extent reasonably determined by Lender to be necessary or advisable in order to carry out Lender's rights or remedies while an Event of Default is continuing or will occur with the giving of notice, the passage of time, or both, to do any or all of the following:  (a) execute on behalf of such Borrower any financing statement, or any continuation or amendment thereof, security agreement, assignment of rentals from real or personal property, report, notice, schedule of Accounts Receivable, and any other agreement or document that Lender may, in its reasonable discretion, deem advisable in order to (i) perfect, maintain or improve Lender's security interest in the Collateral or other property intended to constitute Collateral, or (ii) exercise a right of such Borrower or Lender, or (iii) fully consummate the transactions contemplated under this Agreement and the Documents; (b) execute on behalf of such Borrower, any invoice relating to any  of the Accounts Receivable, any draft against or notice to any Account Debtor, any proof of claim in bankruptcy, or other similar document against any Account Debtor, any notice or claim of mechanic's, material supplier's or other lien, or assignment or satisfaction thereof; (c) take control in any manner of any cash or non-cash proceeds of Collateral; endorse such Borrower's name upon any instruments, money orders, bills of lading, freight bills, chattel paper or other agreements or documents, evidence of payment or Collateral that may come into Lender's possession; and sign such Borrower's name to any verification of its Accounts Receivable and notices thereof to such Borrower's Account Debtors; (d) endorse all checks and other forms of remittances in payment of Accounts Receivable received by Lender "Pay to the Order of Transamerica Commercial Finance Corporation", or in such other manner as Lender may choose; (e) notify post office authorities to change the address for delivery of any of such Borrower's mail to an address designated by Lender and receive and open all mail addressed to such Borrower and make such disposition as is reasonable under the circumstances, and Lender will endeavor to provide Borrowers with originals or copies thereof; (f) pay, contest or settle any lien with respect to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) following the occurrence of an Event of Default, demand payment of Accounts Receivable, enforce payment of Accounts Receivable by legal proceedings or otherwise, and enforce any and all rights of such Borrower in Accounts Receivable; grant extensions of time to pay, compromise claims and settle Accounts Receivable for less than face value and execute all releases and other documents in connection therewith; (h) settle and adjust, and give releases of, any claim under any insurance policy that relates to any of the Collateral and obtain payment therefor, and make all determinations and decisions with respect to any such policy and endorse such Borrower's name on any instrument or other item of payment or the proceeds of such policy; and (i) take any action or pay any sum required of such Borrower pursuant to this Agreement, and any other present or future agreements between Lender and such Borrower and do all acts and things which are necessary to fulfill such Borrower's obligations under this Agreement.

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                  SECTION 9.15       CONFIDENTIAL INFORMATION.

                                (A)          Lender and each Borrower shall:  (i) restrict disclosure of the Confidential Information solely to those of its employees, affiliates, advisors or representatives with a need to know and not disclose any of it to any other third parties; (ii) advise its employees, affiliates, advisors or representatives who receive the Confidential Information of the obligation of confidentiality hereunder; (iii) use and advise its employees, affiliates, advisors or representatives to use the same degree of care to protect the Confidential Information and to prevent disclosure of the Information as is used with the party’s own confidential information, which shall be at least the degree of care which a reasonably prudent person would take to protect and prevent disclosure of Confidential Information; (iv) use the Confidential Information only in connection with this transaction and in its normal internal reporting, evaluation and analysis in the ordinary course of its business; and (v) not publish in any public filing any of the Confidential Information, except with the prior written consent of the other party, except as required by law;provided, however, that with respect to any SEC or state securities filing of Borrowers, if Borrowers have madecommercially reasonableefforts to comply with any written request of Lender to redact or not publish any provision of the Documents (unless in the opinion of Borrowers’ counsel the disclosure of such provisions is required to comply with applicable securities laws) and the SEC or any state agency requires the publication of such provision, then Borrowers may publish such provision required to be published by the SEC or such state agency. Lender or any Borrower may specifically identify in writing any information as “Confidential Information” which shall be subject to the terms and provisions of this Section.

                                (B)           Notwithstanding anything to the contrary herein, neither any Borrower nor Lender shall have any obligation to preserve the confidentiality of the other party’s Confidential Information which:  (i) was previously known to such party free of any obligation to keep it confidential; (ii) is or becomes publicly available, other than by disclosure to such party which disclosure is known to such receiving party to have been unauthorized; (iii) is made available to such party by a source, other than the disclosing party, which is not known to the receiving party to be bound under an obligbation of confidentiality with respect to the Information; or (iv) is independently developed by such party.

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                                (C)              The parties agree that, should third parties request a party or any of its employees, affiliates, advisors or representatives to submit the other party’s Confidential Information to them pursuant to subpoena, summons, search warrant, governmental order, status or regulation, such party will notify the other party immediately upon receipt of such request, and thereafter promptly deliver written notice of the request to the other party so that such other party may seek, at its sole expense an appropriate protective order or other remedy or, if appropriate, waive compliance with the terms of this Agreement.  Nothing herein shall preclude the disclosure of any information compelled by law, properly issued subpoena or court order.

                   SECTION 9.16.      BORROWER AGENT.  Each Borrower hereby appoints Borrower 1 as “Borrower Agent.”  For so long as the Liabilities remains outstanding and any Line of Credit remains in effect, each Borrower hereby covenants and agrees, and hereby grants to the Borrower Agent an absolute and irrevocable power of attorney coupled with interest, and irrevocably designates, appoints, authorizes and directs the Borrower Agent to (a) certify the financial statements of each Borrower, (b) make any other deliveries required to be delivered periodically hereunder to Lender, (c) act as its officer, and Lender is entitled to rely on any such document or certificate signed by the Borrower Agent, and (d) otherwise take all other actions otherwise contemplated by this Agreement, and to act on behalf of such Borrower for purposes of giving and receiving notices and certifications under this Agreement or any of the other Documents.  The Lender is entitled to rely and act on the instructions of the Borrower Agent.

                SECTION 9.17.      JURISDICTION; WAIVER.  EACH BORROWER ACKNOWLEDGES THAT THIS AGREEMENT IS BEING SIGNED BY THE LENDER IN PARTIAL CONSIDERATION OF LENDER'S RIGHT TO ENFORCE IN THE JURISDICTION STATED BELOW THE TERMS AND PROVISION OF THIS AGREEMENT AND THE DOCUMENTS.  EACH BORROWER CONSENTS TO JURISDICTION IN THE STATE OF ILLINOIS AND VENUE IN ANY FEDERAL OR STATE COURT IN THE COUNTY OF COOK FOR SUCH PURPOSES AND WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND ANY OBJECTION THAT SAID COUNTY IS NOT CONVENIENT.  EACH BORROWER WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST LENDER IN ANY JURISDICTION EXCEPT THE AFORESAID COUNTY AND STATE.  LENDER AND EACH BORROWER HEREBY EACH EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY WITH RESPECT TO ANY MATTER WHATSOEVER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LOANS, THE DOCUMENTS AND/OR THE TRANSACTIONS WHICH ARE THE SUBJECT OF THE DOCUMENTS.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.  SIGNATURE PAGE FOLLOWS ON NEXT PAGE.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered at Cook County, Illinois as of the date first above written.

BORROWERS:	ZONES, INC.

By: /S/ RONALD P MCFADDEN

Title: Senior Vice President & Chief Financial
Officer

CORPORATE PC SOURCE, INC.

By: /S/ RONALD P MCFADDEN

Title: Secretary

LENDER:	TRANSAMERICA COMMERCIAL FINANCE CORPORATION

By: /S/ CHRISTOPHER C MEALS

Title: Vice President - Credit

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TRANSAMERICA COMMERCIAL FINANCE CORPORATION – ZONES, INC./ CORPORATE PC SOURCE, INC. LOAN AND SECURITY AGREEMENT

EXHIBIT LIST

Exhibit No.

(REDACTED)	1.1-1

(REDACTED)	1.1-2

IBMCC Credit Financing	1.1-3

Collateral Locations	1.1-4

CPCS Stock Purchase Agreement	1.1-5

Designated Vendors	1.1-6

Permitted Indebtedness	1.1-7

Tax Dispute	1.1-8

Permitted Liens	1.1-9

Litigation/Contingent Liabilities	4.1(G)

Burdensome Obligations	4.1(I)

Businesses	5.1(N)

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EXHIBIT 1.1-1 TO ZONES, INC./CORPORATE PC SOURCE, INC. – LOAN AND SECURITY AGREEMENT (REDACTED)

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EXHIBIT 1.1-2 TO ZONES, INC./ CORPORATE PC SOURCE, INC. - LOAN AND SECURITY AGREEMENT (REDACTED)

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EXHIBIT 1.1-3 TO ZONES, INC./CORPORATE PC SOURCE, INC.
-
LOAN AND SECURITY AGREEMENT
IBMCC CREDIT FINANCINGS

Borrower 1 IBMCC Credit Financing:

Borrower 1 has a Five Million Dollar ($5,000,000) credit facility with IBM Credit Corporation, which is secured by the assets of Borrower 1.

Borrower 2 IBMCC Credit Financing:

As of the date of this Agreement, Borrower 2 has a Twenty Five Million Dollar ($25,000,000) credit facility with IBM Credit Corporation, which is secured by the assets of Borrower 2.  By no later than the Line of Credit 2 Commencement Date, this credit facility from IBMCC to Borrower 2 will be reduced to a maximum principal amount of $4,000,000.00.

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EXHIBIT 1.1-4 TO ZONES, INC./CORPORATE PC SOURCE, INC. - LOAN AND SECURITY AGREEMENT COLLATERAL LOCATIONS

Borrower 1

1.	707 South Grady Way
Renton, Washington 98055-3233

2.	4330 150th Avenue, NE
Redmond, Washington 98052

3.	Airborne Logistics Services
Wilmington, Ohio 45177-9390

4.	170 Gallagher Crest Road
Henderson, Nevada 98014

Borrower 2
1.	780 AEC Drive
Wood Dale, Illinois 60191

2.	913-917 AEC Drive
Wood Dale, Illinois 60191

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EXHIBIT 1.1-5 TO ZONES, INC./CORPORATE PC SOURCE, INC. - LOAN AND SECURITY AGREEMENT CPCS STOCK PURCHASE AGREEMENT

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EXHIBIT 1.1-6 TO ZONES, INC./CORPORATE PC SOURCE, INC. - LOAN AND SECURITY AGREEMENT DESIGNATED VENDORS (REDACTED)

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 EXHIBIT 1.1-7 TO ZONES, INC./ CORPORATE PC SOURCE, INC.
-
LOAN AND SECURITY AGREEMENT
PERMITTED INDEBTEDNESS

Other than indebtedness disclosed in Borrowers’ financial statements as of December 31, 2002, none.

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EXHIBIT 1.1-8 TO ZONES, INC./CORPORATE PC SOURCE, INC.
-
LOAN AND SECURITY AGREEMENT
TAX DISPUTE

The Washington State Department of Revenue (the “Department”) has examined Borrower 1’s state tax returns for the years 1996, 1997, 1998 and 1999.  Borrower 1 has received a final report, and the Department has assessed $2.1 million plus approximately $800,000 of accrued interest.  Borrower 1 has recorded a reserve for $2.145 million in the 12/31/02 audited financial statement.  Borrower 1 disagrees with substantially all of the deficiencies and is appealing such deficiencies through the administrative appeals process.  There can be no assurance that Borrower 1 will be successful, in whole or in part, in challenging the proposed deficiencies.  Additionally, the Department may also make a similar assessment for 2000, 2001 and 2002.

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EXHIBIT 1.1-9 TO ZONES, INC./CORPORATE PC SOURCE, INC. - LOAN AND SECURITY AGREEMENT PERMITTED LIENS

BORROWER 1:

1.	Citicorp Vendor Finance – #2001-235-0246;
2.	Pitney Bowes Credit Corporation - #2000-108-0563;
3.	RETAILLEASE.com - #2000-364-0054;
4.	GE Capital - #98-212-0129;
5.	Primesource Corporation - #98-307-0149;
6.	T & W Financial Services Company - #99-068-0253;
7.	US Bank - #1999-200-0571; and
8.	Sun Microsystems Finance - #2000-322-0440.

BORROWER 2:

None

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EXHIBIT 4.1(G) TO ZONES, INC./ CORPORATE PC SOURCE, INC. - LOAN AND SECURITY AGREEMENT LITIGATION / CONTINGENT LIABILITIES (REDACTED)

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EXHIBIT 4.1(I)TO ZONES, INC./CORPORATE PC SOURCE, INC. - LOAN AND SECURITY AGREEMENT BURDENSOME OBLIGATIONS None

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EXHIBIT 5.1(N) TO ZONES, INC./ CORPORATE PC SOURCE, INC. - LOAN AND SECURITY AGREEMENT BUSINESSES

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